Exhibit 2.1

SHARE PURCHASE AGREEMENT*

by and among

Each of the Persons set forth on Exhibit A, as Vendors

Chris Wiegand as Vendors’ Representative

Jibestream Inc., as the Corporation

Inpixon, as Parent

and

Inpixon Canada, Inc., as Purchaser

dated as of

July 9, 2019

*Schedules, exhibits and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided on a supplemental basis to the Securities and Exchange Commission upon request.

– i –

TABLE OF CONTENTS

(Continued)

– ii –

TABLE OF CONTENTS

(Continued)

Page

6.16	Further Assurances	60
6.17	Termination of Equity Compensation Plan	60
6.18	Corporation Financial Statement Audit	60
6.19	Registration Statement. Parent shall:	60
6.20	Legend	61
6.21	Continued Listing of Shares	61
6.22	Financing	61

Article VII CONDITIONS TO CLOSING		62
7.1	Conditions to Obligations of All Parties	62
7.2	Conditions to Obligations of Purchaser and Parent	62
7.3	Conditions to Obligations of Vendors	65

Article VIII INDEMNIFICATION		66
8.1	Survival	66
8.2	Indemnification by Vendors	67
8.3	Indemnification by Purchaser	68
8.4	Certain Limitations	68
8.5	Indemnification Procedures	70
8.6	Payments	71
8.7	Tax Treatment of Indemnification Payments	71
8.8	Effect of Investigation	71
8.9	Exclusive Remedies	71

Article IX TERMINATION		72
9.1	Termination	72
9.2	Effect of Termination	72

Article X MISCELLANEOUS		73
10.1	Expenses	73
10.2	Notices	73
10.3	Computation of Time	74
10.4	Interpretation	74
10.5	Headings	74
10.6	Severability	75
10.7	Entire Agreement	75
10.8	Successors and Assigns	75
10.9	No Third-Party Beneficiaries	75
10.10	Amendment and Modification; Waiver	75
10.11	Governing Law; Forum; Choice of Language	75
10.12	Specific Performance	76
10.13	Counterparts	76

Exhibits

Exhibit A	Vendors and Purchase Price Allocation	A-1
Exhibit B	Form of Release	B-1
Exhibit C	Form of Payoff Letter	C-1
Exhibit D	Parent Nasdaq Listing	D-1

– iii –

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (together with the Corporation Disclosure Schedules and the Vendor Disclosure Schedules, this “Agreement”), dated as of July 9, 2019, is entered into by and among the Persons set forth in Exhibit A hereto, (collectively, “Vendors”), Chris Wiegand, in his capacity as Vendors’ Representative, Jibestream Inc., a Canadian federal corporation (the “Corporation”), Inpixon, a Nevada corporation (“Parent”), and Inpixon Canada, Inc., a British Columbia corporation and wholly-owned subsidiary of Parent (“Purchaser” and, together with Vendors, Vendors’ Representative, Parent, and the Corporation, collectively, the “Parties”).

Recitals

WHEREAS, Vendors are collectively the owners of record of all of the Shares in the authorized share structure of the Corporation;

WHEREAS, prior to Closing, each of the Vendors shall enter into a form of adoption agreement relating to this Agreement in a form acceptable to the Parent and Purchaser (the “Vendor Adoption Agreements”); and

WHEREAS, Vendors desire to sell to Purchaser, and Purchaser desires to purchase from Vendors, the Shares, subject to the terms and conditions set forth herein.

agreement

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Article I
DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Accounts Receivable” means all trade and other receivables of the Corporation as of the Calculation Time, determined on a gross basis in accordance with GAAP consistently applied, excluding any Related Party Receivables.

“Acquisition Proposal” has the meaning set forth in Section 6.3(a).

“Action” means any claim, action, enforcement action, penalty notice, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, notice of assessment, notice or reassessment or investigation of any nature, civil, criminal, administrative, investigative, regulatory or otherwise, whether at law or in equity.

“Actual Working Capital” has the meaning set forth in Section 2.5(b).

“Actual Working Capital Adjustment” means the amount, if any, which may be positive or negative, by which the Actual Working Capital is greater than the Working Capital Target.

“Affiliate” when used to indicate a relationship with a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person and a Person shall be deemed to be controlled by another Person if controlled in any manner whatsoever that results in control in fact by that other Person (or that other Person and any Person or Persons with whom that other Person is acting jointly or in concert), whether directly or indirectly. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of that Person directly or indirectly, whether through ownership of securities, by trust, by contract or otherwise; and the term “controlled” has a corresponding meaning; provided that, in any event, any Person that owns directly, indirectly or beneficially 50% or more of the securities having voting power for the election of directors or other governing body of a corporation or 50% or more of the partnership interests or other ownership interests of any other Person shall be deemed to control that Person.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” means the schedule of the allocation of the Purchase Price among the Vendors and each Vendor’s Pro Rata Portion to be delivered in accordance with Section 2.8 and attached hereto as Exhibit A.

“Articles” means the original or restated articles, notice of articles, articles of incorporation, articles of amendment, articles of continuance, articles of amalgamation, articles of arrangement, articles of reorganization, articles of dissolution, articles of revival, articles of constitution, letters patent, supplemental letters patent, a special act, memorandum and articles of association or any other instrument by which a corporation is incorporated.

“Assessment” has the meaning set forth in Section 6.12(c).

“Assets” means all of the assets, real and personal, tangible and intangible of the Corporation.

“backlog” has the meaning set forth in the Section 3.32(r).

“Balance Sheet” has the meaning set forth in the definition of “Financial Statements” in this Article I.

“Balance Sheet Date” has the meaning set forth in the definition of “Financial Statements” in this Article I.

“Basket” has the meaning set forth in Section 8.4(a).

“Benefit Plan” means all employee benefit plans, agreements, programs, policies, practices, material undertakings and arrangements (whether oral or written, formal or informal, funded or unfunded) maintained for, contributed to, available to or otherwise relating to any Employees, contractors, directors or officers or former Employees, contractors, directors or officers of the Corporation, or any of their respective spouses, dependents or survivors, or in respect of which the Corporation is a party to or bound by or is obligated to maintain or contribute or in any way liable (including continent liability), whether or not insured or whether or not subject to any Law, including bonus, deferred compensation, incentive compensation, share purchase, share appreciation, share option, severance and termination pay, hospitalization, health and other medical benefits including medical or dental treatment or expenses, life and other insurance including accident insurance, vision, legal, long-term and short-term disability, salary continuation, vacation, supplemental unemployment benefits, education assistance, equity or equity-based compensation, change of control benefits, profit-sharing, mortgage assistance, employee loan, employee assistance and pension, retirement and supplemental retirement plans (including any defined benefit or defined contribution pension plan and any group registered retirement savings plan), and supplemental pension and the Equity Compensation Plan, excluding Statutory Benefit Plans.

“Books and Records” means: (a) all of the books of account, accounting records and other financial data and information of the Corporation, including copies of filed Tax Returns and Assessments for each of the financial years of the Corporation commencing after the Tax year ended seven years before the date of this Agreement; (b) the corporate records of the Corporation; (c) all sales and purchase records, lists of suppliers and customers, credit and pricing information, formulae, business, engineering and consulting reports and research and development information of, or relating to, the Corporation or the Business; and (d) all other books, documents, files, records, telephone call recordings, correspondence, data and information, financial or otherwise, relating to the Corporation, that are in the possession or under the control of the Corporation, Vendors or an Affiliate thereof, including all data and information stored electronically or on computer related media.

“Business” means the business of providing indoor mapping and location platform for enterprise organizations carried on by the Corporation as of the date hereof.

“Business Day” means any day except Saturday, Sunday or any other day on which banks located in Vancouver, British Columbia and Toronto, Ontario are authorized or required by Law to be closed for business.

“Calculation Time” means 11:59 p.m. Vancouver, British Columbia time on the day immediately preceding the Closing Date.

“Cash at Closing” means all cash or cash equivalents held by the Corporation at the Closing Time, excluding Restricted Cash.

“Cash Consideration” has the meaning set forth in Section 2.2.

“CASL” means an Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (Canada) and the regulations made thereunder.

“CEM” means a “commercial electronic message”, as defined in CASL.

“CFPOA” has the meaning set forth in Section 3.31(a)(ii).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” means the date that is five (5) Business Days following the closing of the Financing or such other date as may be agreed to by the Parties in writing.

“Closing Time” means 12:01 a.m. (Vancouver, British Columbia time) on the Closing Date or such other time on the Closing Date as the Parties agree in writing that the Closing shall take place.

“Collective Agreement” means any collective agreement, letter of understanding, letter of intent or other written communication or Contract with any trade union, association or organization that may qualify as a trade union, contingent or otherwise, council of trade unions, employee bargaining agent or affiliated bargaining agent, which would cover any of the Employees or dependent contractors of the Corporation.

“Commercial Software” means any generally commercially available software in executable code form or provided as a software-as-a-service offering that is available for a cost of not more than U.S. $5,000 for a perpetual license for a single user or work station (or U.S. $25,000 in the aggregate for all users and work stations) or in the case of a software-as-a-service offering no more than U.S. $25,000 annually in the aggregate for all users or subscribers.

“Confidentiality Agreement” has the meaning set forth in Section 6.6.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Corporation” has the meaning set forth in the recitals.

“Corporation Disclosure Schedules” means the schedules attached to this Agreement delivered by the Corporation prior to the execution and delivery of this Agreement.

“Corporation IP” means all Corporation Owned IP and Corporation Licensed IP.

“Corporation IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Corporation is a party, beneficiary or otherwise bound, but in all cases excluding (i) Contracts in respect to Commercial Software, (ii) confidentiality and intellectual property assignment agreements with Employees, and (iii) non-disclosure agreements.

“Corporation IP Registrations” means all Corporation Owned IP that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trade-marks, domain names, copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Corporation IT Systems” means the Software, computer systems, servers, hardware, network equipment, databases, websites, and other information technology systems that are used by the Corporation to process, store, maintain and operate data, information, and functions in the conduct of the Business by the Corporation, whether owned, leased or licensed by the Corporation.

“Corporation Licensed IP” means Intellectual Property owned by persons other than the Corporation and for which the Corporation has use or other exploitation rights.

“Corporation Owned IP” means all Intellectual Property in which the Corporation has (or purports to have) an ownership interest, but in all cases excluding Corporation Licensed IP.

“Corporation Software” means all Software owned exclusively by the Corporation that is material to the operation of the Business.

“Corporation’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of the Corporation, after reasonable due internal inquiry.

“CRTC” means the Canadian Radio-television and Telecommunications Commission.

“Data Subject” has the meaning set forth in the definition of “Personal Information” in this Article I.

“Deemed Value” has the meaning set forth in Section 8.4(c).

“Direct Claim” has the meaning set forth in Section 8.5(c).

“Disposal” means any disposal by any means, including dumping, incineration, spraying, pumping, injecting, depositing or burying.

“Disputed Amounts” has the meaning set forth in Section 2.5(c)(iii).

“Dollars” or “$” means the lawful currency of Canada.

“EDGAR” means the online public database entitled Electronic Data Gathering, Analysis and Retrieval, maintained by the SEC.

“Employees” means those individuals employed by the Corporation on the date of this Agreement.

“Encumbrances” means any encumbrance or restriction of any kind or nature whatsoever and howsoever arising (whether registered or unregistered) and includes a security interest, mortgage, easement, adverse ownership interest, defect on title, condition, right of first refusal, right of first offer, right-of-way, encroachment, building or use restriction, lien, charge, conditional sale agreement, hypothec, pledge, deposit by way of security, hypothecation, assignment, charge, security interest of any nature, trust or deemed trust, voting trust or pooling agreement with respect to securities, any prior or adverse claim, grant of any exclusive license or sole license, or any other right, option or claim of others of any kind whatsoever, and includes any agreement to give any of the foregoing in the future, any subsequent sale or other title retention agreement or lease in the nature thereof, or any matter capable of registration against the Corporation, the Shares or the Assets, but for greater certainty does not include non-exclusive licenses in respect to Intellectual Property that are granted in the Ordinary Course.

“Environment” means the air, surface water, ground water, body of water, any land (including surface land and sub-surface strata), soil or underground space, all living organisms and the interacting natural systems that include components of the air, land, water and inorganic matters and living organisms, and the environment or natural environment as defined in any Environmental Law, and “Environmental” shall have a corresponding meaning.

“Environmental Law” means any all Laws relating to the protection of the Environment including those relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, Release or Disposal of any Hazardous Substance, or any title or Contract that creates any of the foregoing.

“Environmental Notice” means any written directive, investigation, proceeding, letter or other written communication from any Governmental Authority relating to non-compliance or potential non-compliance with or breach of or potential breach of any Environmental Law or Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made by any Governmental Authority under any Environmental Law.

“Equity Compensation Plan” means the Corporation’s Stock Option Plan, adopted as of November 24, 2015.

“Equity Compensation Plan Liability” means any payment owed to, or entitlement of, an Employee, or Liability, relating to or resulting from any Equity Compensation Plan, whether arising before or after the Closing Time other than any Liability arising because of terms and conditions of employment of Employees after Closing (including, without limitation, any termination of such employment), except those Liabilities relating to terms and conditions of employment of Employees that Purchaser was unaware of as a result of a breach by the Corporation or any Vendor of any of its representations and warranties in this Agreement (without reference to any survival period otherwise provided for in this Agreement).

“Estimated Cash Closing Amount” has the meaning set forth in Section 2.2.

“Estimated Closing Statement” has the meaning set forth in Section 2.5(a)(i).

“Estimated Working Capital” has the meaning set forth in Section 2.5(a)(i).

“Estimated Working Capital Adjustment” means the amount, if any, which may be positive or negative, by which the Estimated Working Capital is greater than the Working Capital Target.

“Exchange Act” has the meaning set forth in Section 6.15.

“Export Approvals” has the meaning set forth in Section 3.33.

“FACFOA” has the meaning set forth in Section 3.31(a)(ii).

“FCPA” has the meaning set forth in Section 3.31(a)(ii).

“Federal Securities Laws” has the meaning set forth in Section 6.15.

“Final Release Date” has the meaning set forth in Section 2.6(a).

“Financial Statements” means collectively the unaudited consolidated financial statements of the Corporation for the financial periods ended December 31, 2017 and 2018, inclusive (the most recent of which is herein the “Balance Sheet Date”) each consisting of a balance sheet (the most recent of which is herein the “Balance Sheet”), statement of earnings (loss) and retained earnings, statement of cash flows and the related notes thereto. The audited Financial Statements of the Corporation being prepared pursuant to Section 6.18 shall supersede and replace the unaudited Financial Statements when delivered to the Parent and the Purchaser.

“Financing” means an offering by Parent of Parent Common Stock or other equity or equity -linked securities of Parent in which the Parent realizes aggregate gross proceeds not less than US$15,000,000, or such lesser amount agreed in writing between the Corporation and Parent.

“Fundamental Representations” shall mean the representations and warranties in Section 3.1 (Corporate Status and Extra-Provincial Registration of the Corporation), Section 3.2 (Capitalization), Section 3.5 (No Conflicts; Consents), Section 3.23 (Benefit Plans), Section 3.24 (Employment Matters), Section 3.25 (Taxes), Section 3.30 (Brokers), Section 3.38 (Indebtedness and Guarantees), Section 4.1 (Status and Authorization of Vendor), Section 4.2 (No Conflicts; Consents); Section 4.4 (Residency), Section 4.5 (No Other Agreement to Purchase), Section 5.1 (Corporate Status and Authorization of Purchaser) and Section 5.3 (Brokers).

“GAAP” means generally accepted accounting principles as set forth in the CPA Canada Handbook for an entity that prepares its Financial Statements in accordance with International Financial Reporting Standards, at the relevant time, applied on a consistent basis.

“Government Bid” means any bid, proposal or offer made by the Corporation prior to the Closing Date which, if accepted, would result in a Government Contract.

“Government Contract” means any Contract, prime Contract, subcontract, joint venture, basic ordering agreement, blanket purchase agreement, pricing agreement, letter Contract or other similar arrangement of any kind (including all amendments and other modifications thereto), between the Corporation, on the one hand, and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor (or lower tier subcontractor) (including subcontractors to the Corporation) with respect to any Contract of a type described in clauses (i) or (ii) above, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authority” means: (a) any court, tribunal, judicial body or arbitral body or arbitrator; (b) any domestic or foreign government or supranational body or authority whether multinational, national, federal, provincial, territorial, state, municipal or local and any governmental agency, governmental authority, governmental bureau, governmental department, governmental tribunal or governmental commission of any kind whatsoever; (c) any subdivision or authority of any of the foregoing; (d) any quasi-governmental or private body or public body exercising any regulatory, administrative, expropriation or taxing authority under or for the account of the foregoing; (e) any stock or securities exchange; and (f) any public utility authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, award, decision, sanction or ruling entered by or with any Governmental Authority.

“Hazardous Substance” means, collectively, petroleum, any petroleum product, any radioactive material (including radon gas), explosive or flammable materials, asbestos in any form, urea-formaldehyde foam insulation, and polychlorinated biphenyls, any pollutant, contaminant, waste, hazardous substance, hazardous material, hazardous waste, toxic substance, dangerous substance, dangerous good, restricted hazardous waste, toxic substance or a source of contamination, as defined or identified in any Environmental Law.

“Holdback Amount” has the meaning set forth in Section 2.2(c).

“Holdback Balance” has the meaning set forth in Section 2.6(b).

“HST/GST” means all Taxes levied under Part IX of the Excise Tax Act (Canada).

“ICA” means the Investment Canada Act.

“Indebtedness” of any Person means all obligations of such Person for borrowed money or which have been incurred in connection with the Business, as set out in Section 3.38 of the Corporation Disclosure Schedules.

“Indemnified Party” has the meaning set forth in Section 8.5.

“Indemnifying Party” has the meaning set forth in Section 8.5.

“Independent Accountant” means Davidson & Co or, if Davidson & Co is unable to serve, an impartial nationally recognized firm of independent chartered professional accountants, to be appointed by Purchaser and Vendors’ Representative by mutual agreement.

“Independent Contractor” means any person (including an individual or corporation) who receives or received remuneration from the Corporation under a Contract for services and who is not an Employee, dependent contractor, officer or director of the Corporation, and includes a former Independent Contractor.

“Insurance Policies” has the meaning set forth in Section 3.18.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, under the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trade-marks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) all business names, corporate names and other communication addresses owned or used by the Corporation; (c) internet domain names, whether or not trade-marks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web pages, websites and related content and the content found thereon and related thereto, and URLs; (d) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer and moral rights, and all registrations, applications for registration and renewals of such copyrights; (e) all industrial designs and applications for registration of industrial designs and industrial design rights, design patents and industrial design registrations owned or used by the Corporation; (f) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (g) patents (including all patent registrations, reissues, divisional applications or analogous rights, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications and other patent rights and any other Governmental Authority issued indicia of invention ownership (including inventor’s certificates and patent utility models); (h) Software; (i) integrated circuit topographies and mask works; and (j) the right to collect damages for past infringement of any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in the definition of “Interim Financial Statements” in this Article I.

“Interim Balance Sheet Date” has the meaning set forth in the definition of “Interim Financial Statements” in this Article I.

“Interim Financial Statements” means the unaudited consolidated interim financial statements of the Corporation for the three-month period ended March 31, 2019 (the “Interim Balance Sheet Date”), consisting of a balance sheet (the “Interim Balance Sheet”), statement of earnings (loss) and retained earnings and statement of cash flows.

“Interim Period” means the period of time from and including the date of this Agreement to the Closing Time.

“International Trade Laws and Regulations” means all applicable Law concerning the import, export, or re-export of Products, Software, services, or technology, transactions involving foreign Persons, and transactions in a country other than Canada, including the Export and Import Permits Act (Canada) and the Customs Act (Canada), and all other applicable import, export and economic sanctions Laws or regulations in the countries in which the Corporation conducts business.

“Inventory” means all inventories and other supplies and consumables (but excluding advertising and publicity materials of the Corporation) wherever located, and whether on consignment or not as at the Calculation Time, determined on a gross basis in accordance with GAAP consistently applied but excluding any obsolete or worn-out inventory or inventory that is no longer used.

“Law” means any statute, law, ordinance, regulation, rule, instrument, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leases” has the meaning set forth in Section 3.10(a).

“Liabilities” has the meaning set forth in Section 3.7.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including legal fees, disbursements and charges and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Material Adverse Effect” means, in respect of the Corporation or the Parent, any event, matter, circumstance, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the Business or the business of the Parent, results of operations, capital, condition (financial or otherwise) or assets of the Corporation or Parent, as applicable; or (b) the ability of any Vendor or the Corporation or the Parent, as applicable, to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth in Section 3.9(a).

“Material Customers” has the meaning set forth in Section 3.16(a).

“Material Suppliers” has the meaning set forth in Section 3.16(b).

“Nasdaq” means the Nasdaq Stock Market.

“Net Working Capital” means, as at the Closing Time, (a) the current Assets of the Corporation (on a consolidated basis) excluding Cash at Closing but including, without limitation, all Accounts Receivable and all filed and/or accrued SRED Claims for any Pre-Closing Tax Period, minus (b) the current liabilities of the Corporation (on a consolidated basis), including Pre-Closing Taxes but excluding Indebtedness, fees associated with the audit of the Financial Statements, the Option Payout, deferred revenue and any costs owed to any broker, finder or investment banker set out in Section 3.30 of the Corporation Disclosure Schedules. Net Working Capital shall be determined in accordance with GAAP consistent with the Corporation’s past practice, in accordance with the calculations, principles, accounting methods, policies, practices, procedures, classifications, conventions, categorizations, definitions, judgments, assumptions, techniques, methodologies, and estimation methods (including as they relate to the nature of accounts, calculation of levels or reserves or levels of accruals) (the “Working Capital Principles”); provided, however, that if Section 1.1(a) of the Corporation Disclosure Schedules is inconsistent with GAAP, Section 1.1(a) of the Corporation Disclosure Schedules, as applicable, shall control.

“OFAC” has the meaning set forth in Section 3.31(a)(iv).

“Open Source Software” means any Software (in source or object code form) that is subject to (A) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any code or library licensed under the GNU Affero General Public License, GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (B) any other license or other agreement that requires, as a condition of the use, modification, or distribution of Software subject to such license or agreement, that such Software or other Software linked with, called by, combined or distributed with such Software be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (4) redistributable at no charge, including without limitation any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Option Payout” has the meaning set forth in Section 2.8(b).

“Options” mean the outstanding Options to purchase Shares issued under the Equity Compensation Plan.

“Ordinary Course”, when used in relation to the conduct of the Business, means any conduct or transaction that constitutes an ordinary day-to-day business activity of the Corporation conducted in a manner consistent with the Corporation’s past practice.

“Parent” has the meaning set forth in the preamble.

“Parent Common Stock” means shares of the common stock of Parent, par value $0.001 per share.

“Parent’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of the Corporation, after reasonable due internal inquiry.

“Parent Shares” means the shares of Parent Common Stock issuable pursuant to Section 2.2.

“Parent Share Price” means the lesser of (a) the price per share at which shares of Parent Common Stock are issued in the Financing, and (b) the average closing price of the Parent Common Stock as reported or quoted by the Nasdaq Stock Market for the five trading days immediately preceding the Closing Date.

“Parent Stockholder Approval” means the approval by the Parent stockholders for the issuance of the Parent Shares as required by applicable Nasdaq listing rules.

“Pending Claim” has the meaning set forth in Section 2.6(b).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means: (a) statutory Encumbrances for current Taxes, special assessments or other governmental charges not yet due and payable or delinquent and for which adequate reserves are being maintained and for which appropriate accruals have been established in the Financial Statements in accordance with GAAP; (b) statutory liens and deposits or pledges made in connection with, or to secure payment of, worker’s compensation, employment insurance, Canada Pension Plan and mandated under Law and for which appropriate accruals have been established in accordance with GAAP; (c) restrictions on the transfer of securities arising under Law or under the Articles; (d) the rights of counterparties under Contracts; (e) undetermined or inchoate Encumbrances imposed or permitted by laws and incurred in the Ordinary Course and in the operation of the Real Property, such as builder’s liens, construction liens, materialmens’ liens and other liens, privileges or other charges of a similar nature that relate to obligations not due (or delinquent) and for which adequate reserves are being maintained; (f) any reservations or exceptions contained in or implied by statute in the original dispositions from the Crown and grants made by the Crown of any land or interest reserved therein; (g) security given in the Ordinary Course to a public utility or any municipality or governmental or public authority in connection with the operation of the Business or the Real Property; (h) all encroachments, overlaps, overhangs, unrecorded servitudes and easements, variations in area or measurement, rights of parties in possession, lack of access or any other matters not of record that would be disclosed by an accurate survey or physical inspection of the Real Property and that do not materially interfere with or affect the value or operation of the Business as currently carried on at such Real Property; (i) all Permits, servitudes and easements (including conservation easements and public trust easements, rights-of-way, road use agreements, covenants, conditions, restrictions, reservations, licenses, other surface agreements and other matters of record) and zoning by-laws and restrictions, ordinances and other restrictions as to the use of Real Property; provided that they are not of such a nature as to have a Material Adverse Effect on the value or use of the Real Property subject thereto or the operation of the Business as currently carried on at such Real Property; and (j) Encumbrances listed in Section 1.1(b) of the Corporation Disclosure Schedules.

“Person” means an individual, corporation, company, limited liability company, body corporate, partnership, joint venture, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means any factual or subjective information, recorded or not, which is capable of identifying directly or indirectly an employee, Independent Contractor, contractor, agent, consultant, officer, director, executive, client, customer or supplier of the Corporation who is a natural person, or a natural person who is a shareholder of any Vendor, or any other identifiable natural person (each a “Data Subject”), including any record that can be manipulated, linked or matched by a reasonably foreseeable method to identify a natural person, and will include identifiers such as a names, identification numbers, location data, online identifiers or one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of a natural person, but in all cases excluding information about a natural person that is excluded under applicable Privacy Laws.

“Post-Closing Adjustment” has the meaning set forth in Section 2.5(b)(ii).

“Post-Closing Statement” has the meaning set forth in Section 2.5(b).

“Pre-Closing Benefit Liability” means any and all payments for which the Corporation is liable, which is attributable to entitlements owed to Employees or former Employees of the Corporation as of the Closing Time, or which such Employees or former Employees shall become entitled to after the Closing Time, resulting from any Benefit Plan or other agreements or arrangements made with the Corporation before the Closing Time, and all claims, payments and obligations owed under any Benefit Plan arising or relating to a period before the Closing Time, including any incurred but not yet paid amounts owed to any Employee or former Employee of the Corporation but excluding any Liability arising because of terms and conditions of employment of the Employees after Closing (including, without limitation, any termination of such employment) except those relating to terms and conditions of employment of Employees that Purchaser was unaware of as a result of a breach by the Corporation or any Vendor of any of their respective representations and warranties in this Agreement (without reference to any survival period provided for in this Agreement). For purposes of this definition, a benefit claim is deemed incurred: in the case of medical or dental benefits, when the services that are subject to the benefit claim are performed; in the case of life insurance, when the death occurs; in the case of long-term disability benefits, when the disability occurs; and in the case of workers’ compensation benefits, when the event giving rise to the benefits occurs; and in respect of a benefit claim recurring after the Closing Time, the Vendors are liable for that recurring benefit claim unless that recurring benefit claim does not constitute a “claim” under the Benefit Plans.

“Pre-Closing Tax Periods” means any Tax Period ending before the Closing, including for greater certainty any Tax Period ending as a result of the Closing.

“Pre-Closing Taxes” means, without duplication, (a) any and all Taxes of or imposed on any of the Corporation for any and all Pre-Closing Tax Periods, including for greater certainty, accrued but unpaid Taxes in respect thereof (b) any and all Taxes of an “affiliated group” (as defined in section 1504 of the Code) (or affiliated, consolidated, unitary, combined or similar group under applicable Law) of which the Corporation (or any predecessor of the Corporation) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or foreign Law), (c) any and all Taxes of or imposed on the Corporation as a result of transferee, successor or similar liability (including bulk transfer or similar laws) or pursuant to any Law or otherwise, which Taxes relate to an event or transaction (including the transactions contemplated hereby) occurring on or before the Closing Date, (d) any and all Taxes required to be paid by Vendors in connection with the transactions contemplated hereby for any Pre-Closing Tax Periods, and (e) any and all amounts required to be paid by the Corporation pursuant to any Tax sharing agreement to which the Corporation was a party on the Closing Date; provided, however, Pre-Closing Taxes shall not include any Taxes arising as a result of actions taken or elections made by the Parent, the Purchaser or the Corporation following Closing in respect of a Pre-Closing Tax Period.

“Privacy Laws” means all Laws relating to data protection and privacy which are from time to time applicable to the Corporation (or any part of its Business), including (without limitation) to the extent applicable: (a) all laws of Canada governing the collection, use, disclosure and retention of Personal Information including the Personal Information Protection and Electronic Documents Act (Canada) (PIPEDA); (b) the European Directive 95/46/EC and all applicable national laws, regulations and secondary legislation implementing the European Directive 95/46/EC including (without limitation) the Data Protection Act 1998; (c) the General Data Protection Regulation (EU) 2016/679 (GDPR) and all related national laws, regulations and secondary legislation including (without limitation) the UK Data Protection Act 2018; and (d) the European Directive 2002/58/EC and all other applicable national laws, regulations and secondary legislation implementing the European Directive 2002/58/EC including (without limitation) the UK Privacy and Electronic Communications Regulations 2003 (SI 2003/2426), in each case as amended, replaced or updated from time to time and together with any subordinate or related legislation made under any of the foregoing.

“Processor” means a third-party that has been appointed by the Corporation to process Personal Information on behalf of the Corporation.

“Pro Rata Portion” means with respect to each Vendor, that certain ownership percentage set forth opposite such Vendor’s name on the Allocation Schedule.

“Products” means all products and/or services, including any Software or applications, that is exclusively licensed to, owned or purported to be owned by the Corporation and that is licensed, sold, distributed and/or otherwise made commercially available by the Corporation.

“Proxy Documents” has the meaning set forth in Section 6.15.

“Proxy Statement” has the meaning set forth in Section 6.15.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Indemnitees” has the meaning set forth in Section 8.2.

“Purchaser Loan” has the meaning set forth in Section 2.2(d).

“Real Property” means rights, title, estate and interest, present or future, of the Corporation in and to the lands and premises described in Section 3.10 of the Corporation Disclosure Schedules, including all buildings, erections, structures, fixtures and improvements of any nature or kind now and hereafter situated thereon and all other appurtenances thereto.

“Registration Statement” has the meaning set forth in Section 6.19(a).

“Regulation S” has the meaning set forth in Section 4.6(e).

“Related Party” has the meaning set forth in Section 3.26(b).

“Related Party Debt” means all Liabilities owed by the Corporation to any Related Party.

“Related Party Receivables” means any receivable owing to the Corporation by any Related Party.

“Related Person” has the meaning set forth in Section 3.26(a).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate of any Hazardous Substance into or through the Environment or as defined in any Environmental Law.

“Release Date” has the meaning set forth in Section 2.6(b).

“Remedial Order” means any Governmental Order issued, filed or imposed under any Environmental Law and includes any Governmental Order requiring any remediation or clean-up of any Hazardous Substance, or requiring that any Release or Disposal be reduced or eliminated.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, lawyers, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.5(c)(ii).

“Restricted Cash” means $330,000, which shall be paid against a portion of the Indebtedness at the Closing Time in accordance with Section 2.2(d) below.

“Restricted Period” has the meaning set forth in Section 6.8(a).

“Restricted Period Termination Date” has the meaning set forth in Section 6.20.

“Restrictive Covenants” has the meaning set forth in Section 6.8(f).

“Review Period” has the meaning set forth in Section 2.5(c)(i).

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” means all reports, schedules, forms, statements and other documents required to be filed by the Parent under the Securities Act and the Exchange Act, including pursuant to sections 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Parent was required by law or regulation to file such material).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“SEMA” has the meaning set forth in Section 3.31(a)(ii).

“Series 1 Preferred Shares” means a Class A convertible preferred share in the authorized share structure of the Corporation, issued in the first series.

“Series 2 Preferred Shares” means a Class A convertible preferred share in the authorized share structure of the Corporation, issued in the second series.

“Series 3 Preferred Shares” means a Class A preferred share in the authorized share structure of the Corporation, expected to be issued in the third series immediately prior to the Closing Date.

“Shareholders’ Agreement” has the meaning set forth in Section 3.9(a)(xi).

“Shares” means all of the issued and outstanding common shares, Series 1 Preferred Shares, Series 2 Preferred Shares, and Series 3 Preferred Shares in the capital of the Corporation, after giving effect to the conversion of certain Indebtedness into Series 3 Preferred Shares in accordance with the terms and conditions of the payout and discharge letters delivered in accordance with Section 2.8 and Section 7.2(d)(xiii) of this Agreement.

“Software” means computer programs (including any and all software implementations of algorithms, models and methodologies), operating systems, applications, interfaces, applets, software scripts, macros, firmware, middleware, development tools, databases and compilations, (including any and all data and collections of data, whether machine readable or otherwise) and other codes, instructions or sets of instructions for computer hardware or software, including SQL and other query languages, hypertext markup language, wireless markup language, xml and other computer markup languages, in object, source code or other code format.

“SRED Claims” means the Canadian Scientific Research and Experimental Development Tax Incentive Program tax credits and/or refunds that the Corporation has applied for.

“Statement of Objections” has the meaning set forth in Section 2.5(c)(ii).

“Statutory Benefit Plans” means any statutory benefit plans with which the Corporation is required to participate in or contribute to, such as the Canada Pension Plan and plans administered under applicable provincial health tax, workers’ compensation, workplace health and safety and employment insurance legislation.

“Stockholder Meeting” has the meaning set forth in Section 6.15.

“Tax” or “Taxes” means all taxes, surtaxes, duties, levies, imposts, fees, assessments, reassessments, withholdings, dues and other charges of any nature, imposed or collected by any Governmental Authority, whether disputed or not, including federal, provincial, territorial, state, municipal and local, foreign and other income, franchise, capital, real property, personal property, withholding, payroll, health, transfer, value added, alternative, or add on minimum tax including HST/GST, sales, use, unclaimed property, consumption, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, education, business, school, local improvement, development and occupation taxes, duties, levies, imposts, fees, assessments and withholdings and Canada Pension Plan contributions, employment insurance premiums and all other taxes and similar governmental charges, levies or assessments of any kind whatsoever imposed by any Governmental Authority including any installment payments, interest, penalties, fines repayments or other additions associated therewith, whether or not disputed, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Act” means the Income Tax Act (Canada).

“Tax Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or Tax is required to be paid.

“Tax Return” means all reports, returns, information returns, claims for refunds, elections, designations, estimates, reports and other documents, including any schedule or attachments thereto, filed or required to be filed or supplied to any Governmental Authority in respect of Taxes and including any amendment thereof or attachment thereto.

“Teaming Agreement” means each teaming agreement or teaming arrangement (including all amendments and modifications thereto) to which the Corporation is a party (i) with respect to which the applicable term has not yet expired, (ii) which has continuing obligations or has not been terminated pursuant to its terms, or (iii) which has not been superseded by the award of the Contract for which the teaming agreement was entered into.

“Territory” means Canada, the United States, the Middle East and Australia.

“Third Party Claim” has the meaning set forth in Section 8.5(a).

“Transaction Documents” means this Agreement, and such exhibits and other documents delivered pursuant to this Agreement.

“Undisputed Amounts” has the meaning set forth in Section 2.5(c)(iii).

“U.S. GAAP” has the meaning set forth in Section 5.9.

“Vendor Accounts” has the meaning set forth in Section 2.4(a).

“Vendor Adoption Agreements” has the meaning set forth in the preamble.

“Vendor Disclosure Schedules” means the schedules attached to this Agreement delivered by the Corporation prior to the execution and delivery of this Agreement.

“Vendor Indemnitees” has the meaning set forth in Section 8.3.

“Vendor’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of a Vendor or, if such Vendor is an entity, of any of such Vendor’s directors, officers or similar Persons, after reasonable due inquiry.

“Vendors” has the meaning set forth in the preamble.

“Vendors’ Representative” has the meaning set forth in Section 2.7.

“Working Capital Principles” has the meaning set forth in the definition of “Net Working Capital” in this Article I.

“Working Capital Target” means $125,000.

Article II
PURCHASE AND SALE

2.1 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Vendors shall sell to Purchaser, and Purchaser shall purchase from Vendors, the Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.2.

2.2 Aggregate Consideration. The aggregate consideration for the Shares shall be an amount equal to (i) CAD $5,000,000 (“Cash Consideration”), plus an amount equal to the Cash at Closing, minus the absolute value of the Estimated Working Capital Adjustment (if a negative number), minus any amounts loaned by the Purchaser to the Corporation to settle any Indebtedness or other fees, minus the Option Payout, minus the deferred revenue costs of $150,000 and minus any fees set out in the engagement letters by and between the Corporation and MNP LLP dated June 10, 2019 (collectively, the “Estimated Cash Closing Amount”); plus (ii) the Parent Shares calculated by, rounding down to the nearest whole Parent Share, CAD $3,000,000 divided by the Parent Share Price. To the extent that the Estimated Cash Closing Amount is a negative number, the number of Parent Shares shall be reduced by the Estimated Cash Closing Amount divided by the Parent Share Price. Collectively, the Parent Shares and the Cash Consideration represent the “Purchase Price”.

(a) Subject to the Capital Contribution in Section 2.2(b) and the Holdback Amount set out in Section 2.2(c), Parent shall issue the Parent Shares to Vendors according to each Vendor’s Pro Rata Portion no later than (i) three (3) Business Days after the Closing, or (ii) if receipt of Parent Stockholder Approval is required by applicable Nasdaq listing rules, not greater than three (3) Business Days following the receipt of Parent Stockholder Approval, and Parent shall use commercially reasonable efforts to obtain such approval as soon as practicable. If the Parent Stockholder Approval is so required and not obtained prior to August 30, 2019, the Purchaser shall pay the portion of the Purchase Price representing the Parent Shares in cash, and the references to the Holdback Amount set forth herein shall refer to the corresponding cash amount paid pursuant to the foregoing.

(b) Purchaser and Parent agree that Parent will make a capital contribution to Purchaser in an amount equal to the Estimated Cash Closing Amount, and the fair market value of the Parent Shares immediately prior to Closing (the “Capital Contribution”). Purchaser will add an amount equal to the Capital Contribution to its capital in respect of the common shares in the authorized share structure of Purchaser, and Purchaser will direct Parent to issue the Parent Shares directly to the applicable Vendors according to the Allocation Schedule.

(c) In conjunction with the timing set out in Section 2.4(b), the Purchaser shall retain Parent Shares representing fifteen percent (15%) of the value of the Purchase Price, provided that the value associated with the Parent Shares in determining the Purchase Price is the Parent Share Price multiplied by the number of Parent Shares issued to the Vendors, (the “Holdback Amount”) to secure the indemnification and other obligations of the Vendors in favor of the Purchaser arising out of or pursuant to Article VIII and, at the option of the Purchaser, to secure the obligation of the Vendors’ to pay any adjustment to the Purchase Price pursuant to Section 2.5. The Holdback Amount is to be governed by the terms and conditions set out in Section 2.6, and is to be paid to the Vendors in whole or in part or retained by the Purchaser in whole or in part, subject to the terms and conditions set out in Section 2.6.

(d) On the Closing Date, the Purchaser shall loan an amount equal to (i) the fair market value of the Indebtedness to the Corporation, and the Corporation shall use such amounts and the amount of the Restricted Cash to settle any outstanding Indebtedness; (ii) the Option Payout; and (iii) any fees set out in the engagement letters by and between the Corporation and MNP LLP dated June 10, 2019 (collectively, the “Purchaser Loan”).

(e) The Purchase Price payable to each of the Vendors shall be reduced by the amount of the third party expenses incurred by the Corporation and the Vendors in connection with the completion of the transactions contemplated by this Agreement, in accordance with Section 10.1 of this Agreement and all of which shall be set forth in the Allocation Schedule. For the avoidance of doubt, and notwithstanding any other provision of the this Agreement, no amount in respect of the fees payable to MNP LLP relating to the audit expenses relating to the audit of the Corporation’s financial statements contemplated by Section 6.18 of this Agreement (all of which are for the sole and complete account of the Parent and/or Purchaser): (i) shall be deducted from the proceeds payable to the Vendors pursuant to this Section 2.2(e), (ii) shall be required to be included as a current liability for purposes of the calculation of the Working Capital Adjustment, or (iii) otherwise reduce the Purchase Price in any way whatsoever.

2.3 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby (the “Closing”) shall take place remotely via the exchange of scanned or facsimile documents and executed signature pages on the Closing Date.

2.4 Transactions to be Effected at the Closing. At the Closing, the following shall occur:

(a) Purchaser shall pay, or cause to be paid, to Vendors, an amount equal to each Vendor’s entitlement to the Cash Consideration as set forth in the Allocation Schedule, to be paid by wire transfer of immediately available funds to accounts designated in writing by Vendors’ Representative to Purchaser no later than three (3) Business Days before the Closing Date (collectively, the “Vendor Accounts”).

(b) Parent shall issue the Parent Shares to Vendors according to each Vendor’s entitlement to the Parent Shares as set forth in the Allocation Schedule.

(c) Purchaser shall deliver to Vendors’ Representative the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Purchaser at or before the Closing under Section 7.3.

(d) Vendors’ Representative shall deliver to Purchaser the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Vendors at or before the Closing under Section 7.2.

2.5 Purchase Price Adjustments.

(a) Estimated Closing Statement.

(i) At least ten (10) Business Days before the Closing, the Corporation shall have prepared and delivered to Purchaser a statement in accordance with this Agreement including the Working Capital Principles (the “Estimated Closing Statement”) setting forth its good faith estimate in each case as of the Closing Time, of the Net Working Capital (the “Estimated Working Capital”) and its calculation of the Estimated Working Capital Adjustment derived therefrom, together with all backup and supporting materials reasonably requested by Purchaser relating to such estimate.

(ii) Purchaser may have, but shall not be required, to provide comments on the Estimated Closing Statement no less than three (3) Business Days prior to Closing, in which case the final Estimated Closing Statement shall be subject to Purchaser’s approval, which shall not be unreasonably withheld or delayed.

(b) Post-Closing Adjustment.

(i) Within 90 days after the Closing Date, Purchaser shall prepare and deliver to Vendors’ Representative a written statement in accordance with this Agreement including the Working Capital Principles (the “Post-Closing Statement”) setting forth in reasonable detail Purchaser’s calculation, in each case as of the Closing Date, of the actual Net Working Capital (the “Actual Working Capital”) and its calculation of the Actual Working Capital Adjustment derived therefrom, together with appropriate supporting schedules, calculations and documentation.

(ii) The Post-Closing Adjustment (the “Post-Closing Adjustment”) shall be an amount equal to the Actual Working Capital Adjustment, as finally determined subject to Section 2.5(c) minus the Estimated Working Capital Adjustment as set forth in the Estimated Closing Statement.

(iii) The Post-Closing Adjustment (if any) shall be payable as follows:

(A) If the Post-Closing Adjustment is a negative number, such Post-Closing Adjustment shall be setoff, withheld and retained against and from the Holdback Shares first, to the extent available (the value of the Holdback Shares determined in accordance with Section 8.4(c) of this Agreement), the Parent Shares second, to the extent available (the value of the Parent Shares determined in accordance with Section 8.4(c) of this Agreement), and cash payments third.

(B) If the Post-Closing Adjustment is a positive number, Purchaser shall pay to the Vendor Accounts an amount equal to the Post-Closing Adjustment (after payment of any fees or other expenses therefrom in accordance with this Section 2.5) in cash, which shall distributed to Vendors according to their respective entitlement in the Allocation Schedule.

(c) Examination and Review.

(i) Examination. After receipt of the Post-Closing Statement, Vendors’ Representative shall have 30 days (the “Review Period”) to review the Post-Closing Statement. During the Review Period, Vendors’ Representative and its advisors shall have the right, upon reasonable notice to Purchaser, to reasonable access to the Books and Records, appropriate staff members and such other information as the Vendors’ Representative shall reasonably request in order to review the Post-Closing Statement; provided that such access shall be in a manner that does not interfere with the normal business operations of Purchaser or the Corporation.

(ii) Objection. On or before the last day of the Review Period, Vendors’ Representative may object to the Post-Closing Statement by delivering to Purchaser a written statement setting forth Vendors’ Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for Vendors’ Representative’s disagreement therewith (the “Statement of Objections”). If Vendors’ Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Post-Closing Statement and the Post-Closing Adjustment, as the case may be, reflected in the Post-Closing Statement shall be deemed to have been accepted by Vendors. If Vendors’ Representative delivers the Statement of Objections before the expiration of the Review Period, Purchaser and Vendors’ Representative shall negotiate to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Post-Closing Statement with such changes as may have been previously agreed in writing by Purchaser and Vendors’ Representative, shall be final and binding.

(iii) Resolution of Disputes; Determination by Independent Accountant. If Vendors’ Representative and Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (the “Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution by the Vendors’ Representative and Purchaser to the Independent Accountant and the Vendors’ Representative and Purchaser shall direct the Independent Accountant to resolve any such remaining dispute, as promptly as practicable (but in any case no later than 45 days from the date of its engagement), solely by determining whether the disputed items or amounts are more accurately reflected in either the Estimated Closing Statement or the Post-Closing Statement. For the avoidance of doubt, the Independent Accountant may not impose any new calculation of such items or amounts in dispute on the Vendors’ Representative or Purchaser. Such resolution shall be final and binding upon the Vendors’ Representative and Purchaser absent manifest error, shall be deemed final and binding on Purchaser and the Vendors’ Representative, and neither Purchaser nor the Vendors’ Representative shall seek further recourse to courts or other tribunals, other than to enforce such resolution.

(iv) Fees of the Independent Accountant. The Independent Accountant shall determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to Independent Accountant. For example, should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of the Vendors’ Representative’s position, sixty percent (60%) of the costs of its review would be borne by Purchaser and forty percent (40%) of the costs would be borne by Vendors; provided, however, that the Purchaser shall bear 100% of such expenses if the aggregate adjustment(s) in favor of the Vendors are $25,000 or greater.

(v) Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within ten (10) Business Days of acceptance of the applicable Post-Closing Statement, or (y) if there are Disputed Amounts, then within ten (10) Business Days of the resolution described in Section 2.5(c)(iii); and (B) be paid by wire transfer of immediately available funds to such account as is directed by Purchaser or to the Vendor Accounts, as the case may be, in accordance with Section 2.5(b)(iii).

(d) Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.5 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

2.6 Release of the Holdback Amount.

(a) If a Purchaser Indemnitee provides notice in accordance with Section 8.5 to an Indemnifying Party of a Claim for indemnification pursuant to Article VIII prior to the date that is eighteen months from the Closing Date (the “Final Release Date”), the validity and amount of Losses of which is either agreed to by the Indemnifying Party and the Indemnified Party, or is finally determined by a court of competent jurisdiction in accordance with Section 10.11, the Purchaser will retain a portion of the Holdback Amount owing to such Purchaser Indemnitee, and the Parent Shares representing such portion of the Holdback Amount shall be cancelled without consideration, equal to the agreed to or finally determined amount of Losses of such Claim against such Purchaser Indemnitee (with the value of such Parent Shares to be cancelled to be based on the Deemed Value).

(b) Within five (5) Business Days following the date that is twelve (12) months from the Closing Date (the “Release Date”), if after deducting from the Holdback Amount (i) all amounts as have been or are, as of the Release Date, to be retained and paid to a Purchaser Indemnitee claimant pursuant to Section 2.6(a) above, and (ii) the amounts of the Losses that are the subject of a pending indemnification Claim pursuant to Article VIII for which notice has been delivered in accordance with Section 8.5 to the Indemnifying Party (each claim referred to in this clause (ii), a “Pending Claim”) prior to the Release Date, the balance of the Holdback Amount (the “Holdback Balance”) equals or exceeds ten percent (10%) of the value of the Purchase Price, provided that the value associated with the Parent Shares in determining the Purchase Price is the Deemed Value, in the form of Parent Shares, the Purchaser shall pay to the applicable Vendors in accordance with their respective entitlements under the Allocation Schedule ten percent (10%) of the value of the Purchase Price, in the form of Parent Shares. If as of the Release Date, the Holdback Balance is less than ten percent (10%) of the value of the Purchase Price, no portion of the Holdback Amount will be payable to the applicable Vendors, and the Holdback Amount will be released on the Final Release Date in accordance with Section 2.6(d) below.

(c) Upon resolution of each Pending Claim outstanding as of the Release Date, the Purchaser shall be entitled to retain the portion of the Holdback Amount, if any, to which the Indemnified Party is entitled in accordance with the agreed or finally determined amount of such Pending Claim, if any, and if (i) no amount was paid to the Vendors pursuant to Section 2.6(b) and (ii) upon final resolution of each Pending Claim the Holdback Balance equals or exceeds ten percent (10%) of the value of the Purchase Price, the Purchaser shall within five (5) Business Days following the final resolution of each Pending Claim, pay to the applicable Vendors in accordance with their respective entitlements under the Allocation Schedule ten percent (10%) of the value of the Purchase Price, in the form of Parent Shares.

(d) Within five (5) Business Days following the Final Release Date, if after deducting from the Holdback Balance (i) without duplication, all amounts as have been or are, as of the Final Release Date, to be retained and paid to a Purchaser Indemnitee claimant pursuant to Section 2.6(a) above, and (ii) the amounts of the Losses that are the subject of a Pending Claim for which notice has been delivered in accordance with Section 8.5 to the Indemnifying Party prior to the Final Release Date, the Purchaser shall pay the Holdback Balance, if any, to the applicable Vendors in accordance with their respective entitlements under the Allocation Schedule.

(e) Upon resolution of each Pending Claim outstanding as of the Final Release Date, the Purchaser shall be entitled to retain the portion of the Holdback Amount, if any, to which the Indemnified Party is entitled in accordance with the agreed or finally determined amount of such Pending Claim, if any, and upon final resolution of each Pending Claim, the Purchaser shall within five (5) Business Days following the final resolution of each Pending Claim, pay the balance to the applicable Vendors in accordance with their respective entitlements under the Allocation Schedule.

2.7 Vendors’ Representative.

(a) Appointment of Vendors’ Representative. Each of the Vendors hereby irrevocably appoints and designates Chris Wiegand (“Vendors’ Representative”) as the agent, proxy and attorney in fact for and on behalf of Vendors and in Vendors’ name, place and stead to give and receive notices and communications, to agree, to negotiate, enter into settlements and compromises of claims, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Vendors’ Representative for the accomplishment of the foregoing. The execution and delivery of this Agreement by Vendors shall constitute approval of the appointment of the Vendors’ Representative and all actions or inactions of the Vendors’ Representative pursuant to this Agreement or any Transaction Document and any action taken by the Vendors’ Representative pursuant to this Section 2.7 within the mandate described herein shall have the effect of binding each of the Vendors. No bond shall be required of Vendors’ Representative, and Vendors’ Representative shall receive no compensation for its services.

(b) Reliance. In order to administer efficiently the determination of certain matters under this Agreement, each Vendor hereby agrees that Purchaser shall be entitled to:

(i) rely on the Vendors’ Representative as having full power, authority and discretion to make all decisions and take all actions relating to Vendors’ respective rights, obligations and remedies under this Agreement including to receive and make payments, to receive and send notices, to receive and deliver documents, to exercise, enforce or waive rights or conditions, to give releases and discharges, to seek indemnification on behalf of Vendors and to defend against indemnification claims of Purchaser pursuant to Article VIII hereof as expressly provided herein; and

(ii) deal only with the Vendors’ Representative in respect of all matters arising under this Agreement including to receive and make payments, to receive and send notices (including notices of termination), to receive and deliver documents, to exercise, enforce or waive rights or conditions, to give releases and discharges, to seek indemnification against Vendors or any one of them and to defend against indemnification claims of Vendors pursuant to Article VIII hereof.

(c) Notices. Notices or communications to or from the Vendors’ Representative shall constitute notice to or from each of the Vendors in connection with this Agreement, any ancillary documents to which a Vendor is a party, and any instrument, agreement or document relating hereto or thereto.

(d) Decisions. A decision, act, consent or instruction of the Vendors’ Representative shall constitute a decision of all Vendors or any one of them and shall be final, binding and conclusive upon each Vendor and no Vendor has the right to object, dissent, protest or otherwise contest. All references in this Agreement to decisions and actions to be taken by Purchaser and directed to Vendors or any one of them, as the case may be, shall be deemed directed to Vendors or any one of them, as the case may be, if such decisions or actions are directed by Purchaser to the Vendors’ Representative.

(e) Responsibility and Indemnity. In exercising or failing to exercise all or any of the powers conferred upon the Vendors’ Representative hereunder or thereunder, the Vendors’ Representative shall incur no responsibility whatsoever to any Vendor by reason of any error in judgment or other act or omission performed or omitted hereunder or thereunder or any other agreement, instrument or document, excepting only the responsibility for any act or failure to act which represents gross negligence or willful misconduct. Each Vendor agrees to indemnify and to hold and save harmless the Vendors’ Representative from and against any and all claims, demands, loss, damage, liability and expenses of any nature whatsoever (including reasonable legal fees) arising from or relating to any action or omission taken by the Vendors’ Representative in relation to the mandate set forth in this Section 2.7, save for any such loss, damage, liability or expenses attributable to the gross negligence or willful misconduct of the Vendors’ Representative.

(f) Purchaser. Purchaser is hereby relieved from any liability and responsibility to any Vendor for any acts done by it in accordance with any decision, act, consent or instruction of the Vendors’ Representative. Purchaser shall be entitled to rely upon any notice provided to Purchaser by the Vendors’ Representative or action taken by the Vendors’ Representative acting within the scope of his authority. Notwithstanding the foregoing, no payment, notice, receipt or delivery of documents, exercise, enforcement or waiver of rights or conditions, indemnification claim or indemnification defense shall be ineffective by reason only of it having been made or given to or by one or more Vendors directly, on notice to the Vendors’ Representative, if each of Purchaser and such Vendors consent by virtue of not objecting to such dealings without the intermediary of the Vendors’ Representative.

2.8 Convertible Securities; Stock Options; Pro Rata Portions.

(a) The convertible securities (the “Convertible Securities”) described in the worksheet titled “Convertible Notes” set forth in the Signing Date Capitalization Table (as defined below) shall, conditional upon and immediately prior to the Closing, be converted into Series 3 Preferred Shares in accordance with settlement and release agreements between the Corporation and the holders of the Convertible Notes (each such agreement, to be in a form reasonably acceptable to the Parent and the Purchaser). Each Vendor hereby irrevocably consents to take any action reasonably required by the Corporation to give effect to the conversion of the Convertible Securities into Series 3 Preferred Shares in accordance with their respective terms and conditions, and hereby authorizes and directs the Vendor Representative to take all steps, and execute and deliver any and all resolutions, consents or other approvals as may be reasonably required (including, without limitation, to authorize and create the Series 3 Preferred Shares) in order to give effect to the conversion of the Convertible Securities into Series 3 Preferred Shares in accordance with the foregoing.

(b) Within three (3) Business Days from the date hereof, the Corporation shall notify the holders of the outstanding Options of the proposed transaction contemplated by this Agreement, and (conditional upon and effective immediately prior to Closing) shall fully accelerate the vesting and expiry dates relating to all such Options, such that all of the Options will either be exercised or expire and terminate conditional upon and effective immediately prior to Closing. The Corporation may, in its sole discretion, fully and finally settle any in-the-money Options by means of a cash payment to the holders of such Options (the “Option Payout”) on terms and conditions reasonably approved by the Corporation’s board of directors, in which case any such settlement amounts shall reduce the Estimated Cash Closing Amount in accordance with Section 2.2 of this Agreement.

(c) No later than ten (10) Business Days prior to the Closing Date, the Corporation shall provide to the Parent and the Purchaser with: (i) the Closing Date Capitalization Table (as defined below), to be attached hereto as Section 3.2(a)-(2) of the Corporation Disclosure Schedules and to include the Series 3 Preferred Shares issued or issuable upon the conversion of the Convertible Securities and the exercise, settlement or termination of the Options, and (ii) the final Allocation Schedule.

Article III
REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

Except as set forth in the correspondingly numbered section of the Corporation Disclosure Schedules, the Corporation represents and warrants that the statements contained in this Article III are true and correct as of the date hereof.

3.1 Corporate Status and Extra-Provincial Registration of the Corporation. The Corporation is a corporation incorporated and validly existing under the federal Laws of Canada and has not been discontinued or dissolved under such Laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution or the bankruptcy, insolvency, liquidation or winding up of the Corporation. The Corporation has submitted all notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Authority. The Corporation has the corporate power and capacity to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its Business as it has been and is currently conducted. Section 3.1 of the Corporation Disclosure Schedules sets forth each jurisdiction in which the Corporation is licensed or registered to carry on business, and the Corporation is duly licensed or registered to carry on business and has submitted all notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Authority in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or registration necessary, other than where such failure would not have a Material Adverse Effect. All corporate actions taken by the Corporation in connection with this Agreement and the other Transaction Documents shall be duly authorized on or before the Closing.

3.2 Capitalization.

(a) The authorized share structure of the Corporation as at the date hereof consists of an unlimited number of authorized Shares, of which 2,105,263 Shares are issued and outstanding, an unlimited number of Series 1 Preferred Shares, of which 701,754 are issued and outstanding, and an unlimited number of Series 2 Preferred Shares, of which 779,971 are issued and outstanding. Prior to that date that is three (3) Business Days prior to Closing, the Corporation will authorize an unlimited number of Series 3 Preferred Shares. The detailed capitalization structure of the Corporation as at the date hereof is set forth in Section 3.2(a)-(1) of the Corporation Disclosure Schedules (the “Signing Date Capitalization Table”). The detailed capitalization structure of the Corporation as at the Closing Time shall be delivered by the Vendor Representation in accordance with Section 2.8 of this Agreement and will be set forth in Section 3.2(a)-(2) of the Corporation Disclosure Schedules (“Closing Date Capitalization Table”). The Shares (including the Shares issued in connection with the Note Cancellation Agreements as set forth on the Closing Date Capitalization Table) will, at the Closing Time, constitute all issued and outstanding shares of the Corporation and constitute the Shares to be purchased by Purchaser subject to the terms and conditions of this Agreement. All of the Shares have been, or will be as at the Closing Time will be, duly authorized, validly issued, fully paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Purchaser shall own all of the Shares, free and clear of all Encumbrances, and other than the Shares there shall be no other outstanding securities or rights to acquire any securities in the capital of the Corporation held by any Person other than the Purchaser.

(b) All of the Shares were issued, or will prior to the Closing Time be issued, in compliance with applicable Laws. None of the Shares were issued, or will prior to the Closing Time be issued, in violation of any agreement, arrangement or commitment to which the Corporation is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c) As of the date hereof, the Corporation has 407,699 stock options outstanding and nil warrants, which (other than the Convertible Notes) represent all convertible securities or other rights, agreements, arrangements or commitments of any character relating to any shares in the capital of the Corporation or obligating the Corporation to issue or sell any shares of, or any other interest in, the Corporation. All of the securities referenced in this Section 3.2 have been, or will prior to the Closing Time be, validly issued and are outstanding as fully paid and non-assessable securities, and were not (or will not be) issued in violation of the pre-emptive rights of any Person or any Contract or Applicable Law by which the Corporation was bound as the time of the issuance. The Corporation does not have outstanding or has not authorized any share appreciation, phantom share, profit participation or similar rights. Other than this Agreement, there are no voting trusts or agreements, pooling agreements, unanimous shareholder agreements or other shareholder agreements, proxies or other agreements or understandings to which the Corporation or Vendors are a party in effect with respect to the voting or transfer of any of the Shares.

3.3 Subsidiaries. The Corporation does not have any subsidiaries nor does it controls any direct or indirect equity or other interest, or any right (contingent or otherwise) to acquire the same, in any corporation, partnership, limited liability company, joint venture, association or other entity.

3.4 Solvency. The Corporation is not an insolvent Person within the meaning of the Bankruptcy and Insolvency Act (Canada) nor has made an assignment in favor of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving order has been presented in respect of it. The Corporation has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver or interim receiver has been appointed in respect of the Corporation or any of the Assets and no execution or distress has been levied on any of the Assets, nor have proceedings been commenced in connection with any of the foregoing.

3.5 No Conflicts; Consents. Other than as described in Section 3.5 of the Corporation Disclosure Schedules, the execution, delivery and performance by the Corporation of this Agreement and the other Transaction Documents to which the Corporation is a party (as applicable), and the consummation of the transactions contemplated hereby and thereby, do not and shall not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Articles, by-laws, unanimous shareholder agreement or other constating documents of the Corporation; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Corporation; (c) except as set forth in Section 3.5 of the Corporation Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Corporation is a party or by which the Corporation is bound or to which any of its Assets are subject (including any Material Contract) or any Permit affecting the Assets or Business of the Corporation; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any Assets of the Corporation. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Corporation in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the ICA.

3.6 Financial Statements.

(a) Complete copies of the Financial Statements and Interim Financial Statements are included in Section 3.6 of the Corporation Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which shall not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Financial Statements).

(b) The Financial Statements: (i) are based on the Books and Records of the Corporation; and (ii) fairly, completely and accurately present in all material respects the Assets, Liabilities and financial position of the Corporation as of the respective dates they were prepared and the results of the operations of the Corporation for the periods covered thereby.

(c) The Corporation maintains a standard system of accounting established and administered in accordance with GAAP.

3.7 Undisclosed Liabilities. The Corporation has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise required to be reflect or reserved as a liability in accordance with GAAP (collectively, the “Liabilities”), except: (a) those that are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; (b) those that have been incurred in the Ordinary Course since the Balance Sheet Date and that are not, individually or in the aggregate, material in amount; or (c) those that are adequately reflected or reserved in the Estimated Closing Statement.

3.8 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in connection with the transactions contemplated by the Transaction Documents or in the Ordinary Course or as set forth in Section 3.8 of the Corporation Disclosure Schedules, there has not been any of the following, with respect to the Corporation:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) other than to amend the Articles to create the Series 3 Preferred Share class, any amendment of the Articles, by-laws, unanimous shareholder agreement or other constating documents of the Corporation;

(c) split, consolidation or reclassification of any shares in the Corporation;

(d) issuance, sale or other disposition of any shares in the Corporation, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any shares in the Corporation;

(e) declaration or payment of any dividends or distributions on or in respect of any shares in the Corporation or redemption, retraction, purchase or acquisition of its shares;

(f) material change in any method of accounting or accounting practice of the Corporation, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) material change in the Corporation’s cash management practices and its policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible accounts, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any Contract that would constitute a Material Contract;

(i) incurrence, assumption or guarantee of any Indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course;

(j) transfer, assignment, sale or other disposition of any of the Assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Corporation IP or Corporation IP Agreements;

(l) material damage, destruction or loss (whether or not covered by insurance) to any of the Assets;

(m) any capital investment in, or any loan to, any other Person;

(n) acceleration, termination, material modification to or cancellation of any Material Contract to which the Corporation is a party or by which it is bound;

(o) any material capital expenditures;

(p) imposition of any Encumbrance upon any of the Shares or the Assets, tangible or intangible;

(q) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former Employees, officers, directors, Independent Contractors or consultants, other than as provided for in any written agreements or required by applicable Law; (ii) change in the terms of employment for any Employee or any termination of any Employees for which the aggregate costs and expenses exceed $50,000; or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former Employee, officer, director, Independent Contractor or consultant;

(r) hiring or promoting any individual as or to (as the case may be) any officer or any senior management position;

(s) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former Employee, officer, director, Independent Contractor or consultant; (ii) Benefit Plan; or (iii) Collective Agreement, in each case, whether written or oral;

(t) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its Related Parties;

(u) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(v) adoption of any amalgamation, arrangement, reorganization, liquidation or dissolution or the commencement of any proceedings by the Corporation or its creditors seeking to adjudicate the Corporation as bankrupt or insolvent, making a proposal with respect to the Corporation under any Law relating to bankruptcy, insolvency, reorganization, arrangement or compromise of debts or similar laws, appointment of a trustee, receiver, receiver-manager, agent, custodian or similar official for the Corporation or for any substantial part of its Assets;

(w) purchase, lease or other acquisition of the right to own, use or lease any Assets for an amount in excess of $20,000, individually (in the case of a lease, per annum) or $75,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the Ordinary Course;

(x) acquisition by amalgamation or arrangement with, or by purchase of a substantial portion of the assets or shares of, or by any other manner, any business or any Person or any division thereof;

(y) action by the Corporation to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset or attribute of the Corporation; or

(z) any Contract or commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.9 Material Contracts.

(a) Section 3.9(a) of the Corporation Disclosure Schedules lists each of the following Contracts of the Corporation (collectively, with the Leases, the Government Contracts, the Government Bids, the Teaming Agreements and the Corporation IP Agreements, the “Material Contracts”):

(i) each Contract of the Corporation involving aggregate consideration in excess of $25,000 and that, in each case, cannot be cancelled by the Corporation without penalty or without more than 60 days’ notice;

(ii) all Contracts that require the Corporation to purchase its total requirements of any Product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by the Corporation of any Person or the assumption of any Tax, Environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of shares or assets of any other Person or any Real Property (whether by amalgamation, sale or issue of shares, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Corporation is a party;

(vi) all employment agreements and Contracts with Independent Contractors or consultants (or similar arrangements) to which the Corporation is a party and that are not cancellable without material penalty or without more than 60 days’ notice;

(vii) except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including guarantees) of the Corporation;

(viii) all Contracts with any Governmental Authority to which the Corporation is a party;

(ix) all Contracts that limit or purport to limit the ability of the Corporation to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts to which the Corporation is a party that provide for any joint venture, partnership or similar arrangement by the Corporation;

(xi) all shareholder agreements, pooling agreements, voting trusts or similar agreements with respect to the ownership or voting of any of the Shares or restriction of the power of the directors of the Corporation to manage, or supervise the management, of the Business and affairs of the Corporation, including the fourth amended and restated unanimous shareholders’ agreement dated February 8, 2013 among the Corporation and certain shareholders, as amended from time to time (the “Shareholders’ Agreement”);

(xii) all Contracts between or among (A) the Corporation and (B) any Affiliate of the Corporation (including any Vendor or Affiliate of any Vendor);

(xiii) all Collective Agreements to which the Corporation is a party;

(xiv) all Contracts with any Material Customer, specifying with respect to each such Contract, the period of performance, the service type, revenue and contract value;

(xv) all Contracts with any Material Supplier;

(xvi) any other Contract that is material to the Corporation and not previously disclosed under this Section 3.9.

(b) Each Material Contract is valid and binding on the Corporation in accordance with its terms and is in full force and effect. Neither the Corporation nor any other party thereto is in material breach of or default under (or is alleged to be in material breach of or default under) in any respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Purchaser.

3.10 Real Property; Leases.

(a) Section 3.10(a) of the Corporation Disclosure Schedules sets forth a complete list of all leases, licenses, subleases and sublicenses for, or other Contracts relating to, Real Property, in effect on the date hereof, with respect to which the Corporation is a party or bound, together with all amendments and restatements, renewals, extensions, supplements or modifications thereto (collectively, the “Leases”). No event has occurred or condition exists that with notice or lapse of time, or both, would constitute a material breach or default by the Corporation or any other party to the Leases, under any of the Leases. The Corporation has a valid leasehold interest in all Leases to which it is a Party or otherwise bound, sufficient to conduct the Business as currently conducted, free and clear of all Encumbrances other than Permitted Encumbrances. To the Corporation’s Knowledge, (i) there are no written or oral subleases, concessions or other Contracts granting to any Person (other than the Corporation) the right to use or occupy any leased Real Property and (ii) there are no outstanding options or rights of first refusal to purchase all or any part of the leased Real Property. The Corporation has provided true and complete copies of all Leases to Purchaser.

(b) The Corporation does not own nor has it ever owned any Real Property.

3.11 Title to Assets; Condition and Sufficiency of Assets.

(a) The Corporation is the legal and beneficial owner of and has good and marketable title to all of its properties and Assets, including all properties and Assets acquired by the Corporation after the Interim Balance Sheet Date and all properties and Assets reflected in the Financial Statements, free and clear of all Encumbrances, except for Permitted Encumbrances.

(b) The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Corporation are structurally sound, are in good operating condition and repair (reasonable wear and tear excepted), and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Corporation, together with all other Assets of the Corporation, are sufficient for the continued conduct of the Business by the Corporation after the Closing in substantially the same manner as conducted before the Closing and constitute all of the rights, property and assets necessary to conduct the Business of the Corporation as currently conducted.

3.12 Intellectual Property.

(a)  Section 3.12(a) of the Corporation Disclosure Schedules: (i) lists all of the Corporation IP Registrations; and (ii) lists all of the Products and provides a high-level architectural description of the Corporation Software used in such Products. Except as set forth in Section 3.12(a) of the Corporation Disclosure Schedules, all required filings and fees related to the Corporation IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Corporation IP Registrations are otherwise in good standing. Except as set forth in Section 3.12(a) of the Corporation Disclosure Schedules, the Corporation has provided Purchaser with or made available to Purchaser true and complete copies of assignments, file histories, documents, certificates, examiner’s reports, office actions, correspondence and other materials related to all Corporation IP Registrations.

(b) Section 3.12(b) of the Corporation Disclosure Schedules lists all Corporation IP Agreements. The Corporation has provided Purchaser with or made available to Purchaser true and complete copies of all the Corporation IP Agreements required to be disclosed in Section 3.12(b) of the Corporation Disclosure Schedules, including all modifications, amendments and supplements thereto and waivers thereunder. Each Corporation IP Agreement is valid and binding on the Corporation in accordance with its terms and is in full force and effect subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies. Neither the Corporation nor, to the Corporation’s Knowledge, any other party thereto is in material breach of or material default under (or is alleged to be in material breach of or material default under) or has provided or received any notice of material breach or material default of or any intention to terminate, any Corporation IP Agreement.

(c) Except as set forth in Section 3.12(c) of the Corporation Disclosure Schedules, the Corporation is the sole and exclusive legal and beneficial, and with respect to the Corporation IP Registrations, registered, owner of all right, title and interest in and to the Corporation Owned IP, and has the valid right to use all Corporation Licensed IP used in the conduct of the Business or the Corporation’s current operations. Without limiting the generality of the foregoing, except as set forth in Section 3.12(c) of the Corporation Disclosure Schedules, the Corporation has entered into binding (subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies), written agreements with each of its current and former Employees, and with every current and former Independent Contractor, whereby such Employees and Independent Contractors: (i) assign to the Corporation any ownership interest and right they may have in the Corporation Owned IP; and (ii) acknowledge the Corporation’s exclusive ownership of all Corporation Owned IP. Except as set forth in Section 3.12(c) of the Corporation Disclosure Schedules, the Corporation has provided Purchaser with or made available to Purchaser true and complete copies of all such agreements, and Section 3.12(c) of the Corporation Disclosure Schedules sets forth each such current and former Employee and Independent Contractor who has entered into such agreements.

(d) Except as set forth in Section 3.12(d) of the Corporation Disclosure Schedules and excluding all Commercial Software, the consummation of the transactions contemplated hereunder shall not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Corporation’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business or the operations of the Corporation as currently conducted.

(e) Except as set forth in Section 3.12(e) of the Corporation Disclosure Schedules, the Corporation IP Registrations are subsisting and, to the Corporation’s Knowledge, valid and enforceable (other than pending applications). The Corporation has taken commercially reasonable steps, having regard to the size and financial resources of the Corporation, to maintain the Corporation Owned IP and to protect and preserve the confidentiality of all trade secrets included in the Corporation Owned IP (other than trade secrets, that in the exercise of the Corporation’s reasonable business judgment, the Corporation has made an affirmative determination that there is an appropriate business reason not to protect such trade secrets and where such trade secrets did not constitute material Corporation Owned IP), including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f) Except as set forth in Section 3.12(d), to the Corporation’s Knowledge the conduct of the Business as currently and formerly conducted by the Corporation, and the Products of the Corporation, have not infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Corporation’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Corporation Owned IP. For greater certainty, to the extent any other representations or warranties in this Agreement deal with or have the effect of dealing with the infringement, misappropriation, dilution or any other violation of any rights of any other Person, then such other representations and warranties shall be deemed to be provided by the Corporation only as to the Corporation’s Knowledge.

(g) Except as set forth in Section 3.12(g) of the Corporation Disclosure Schedules, there are no Actions (including any oppositions, expungement proceedings, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Corporation; (ii) challenging the validity, enforceability, registrability or ownership of any Corporation Owned IP or the Corporation’s rights with respect to any Corporation IP; or (iii) by the Corporation or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Corporation Owned IP. Except as set forth in Section 3.12(g) of the Corporation Disclosure Schedules, the Corporation is not subject to any outstanding or prospective Governmental Order (including any application or petition therefor) that does or would restrict or impair the use of any Corporation Owned IP.

(h) Except as set forth in Section 3.12(h) of the Corporation Disclosure Schedules and other than Contracts in respect to Commercial Software,

(i) the Corporation has no obligation to compensate any Person for the use of any Intellectual Property;

(i) the Corporation has not entered into any agreement to indemnify any other Person against any claim of infringement or misappropriation of any Intellectual Property; and

(ii) there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations pursuant to which the Corporation is a party that: (A) restrict the Corporation’s rights to use any Corporation Owned IP, (B) restrict the Business of the Corporation, in order to accommodate a third party’s Intellectual Property, or (C) permit third parties to use any Corporation Owned IP.

(j) The Corporation has taken commercially reasonable steps having regard to the size and financial resources of the Corporation intended to protect and maintain the confidentiality of, and the rights of the Corporation in, the confidential information and trade secrets of the Corporation (other than confidential information and trade secrets, that in the exercise of the Corporation’s reasonable business judgment, the Corporation has made an affirmative determination that there is an appropriate business reason not to protect such confidential information and trade secrets and where such confidential information and trade secrets did not constitute material Corporation Owned IP) and there has been no disclosure of any of its material trade secrets or material confidential information to any third party (other than those contractually obligated to maintain such information as confidential pursuant to a written confidentiality agreement) that are intended to be maintained as confidential by the Corporation.

(k) Except as set forth in Section 3.12(k) of the Corporation Disclosure Schedules, (A) the Corporation has not granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any of the Products, and (B) except as set forth in Section 3.12(k) of the Corporation Disclosure Schedules, the Corporation has not provided or disclosed any source code of any Product to any person or entity.

(l) None of the Corporation Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry, but in all circumstances excluding any licensing strings or keys or other copyright control mechanisms as described in the applicable documentation for the Corporation Software) or any other code intended to cause, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any computer or other device on which such Corporation Software is stored, installed or used; or (ii) damaging or maliciously destroying any data or file without the user’s consent. None of the Corporation Software (A) constitutes or contains “spyware” (as such term is commonly understood in the software industry), (B) records a user’s actions without such user’s knowledge, or (C) employs a user’s Internet connection to gather or transmit information on such user or such user’s behavior without such user’s knowledge.

(m) Except as set forth on Section 3.12(m) of the Corporation Disclosure Schedules: (A) none of the most current releases of each of the Products contain, incorporate, link or call to, are distributed with, or otherwise use any Open Source Software (provided that the foregoing representation and warranty is to the Corporation’s Knowledge for any third-party Products), and (B) the incorporation, linking, calling, distribution or other use in, by or with any such Product of any such Open Source Software, does not obligate the Corporation to disclose, make available, offer or deliver to any third party any portion of the source code of such Product or component thereof other than the applicable Open Source Software, provided that to the extent the foregoing representations and/or warranties are applicable to a third-party Product, such representations and/or warranties are given to the Corporation’s Knowledge for such third-party Product. The Corporation is in compliance with all licenses to such Open Source Software other than instances of non-compliances which, individually or in the aggregate, are not material.

3.13 Corporation IT Systems.

(a) Section 3.13 of the Corporation Disclosure Schedules sets out a brief description of the Corporation IT Systems and a true, accurate and complete list of all Contracts to which the Corporation is a party (excluding any Contracts in respect to Commercial Software), including warranties, leases and licenses, that comprise or relate to the Corporation IT Systems.

(b) True, accurate and complete copies of all Contracts set out in Section 3.13 of the Corporation Disclosure Schedules, or where those Contracts are oral, true, accurate and complete summaries of their terms, have been provided or made available to the Purchaser.

(c) The Corporation owns or has valid rights to access and use all Corporation IT Systems in the manner utilized by the Corporation in connection with the current operation of the Business of the Corporation and the Corporation IT Systems are adequate for and operate and perform in all material respects as required in connection with the current operation of the Business of the Corporation. Except as set forth in Section 3.13(c) of the Corporation Disclosure Schedules, the Corporation has taken commercially reasonable measures, having regard to the size and financial resources of the Corporation, to maintain the performance, security and integrity of the Corporation IT Systems. Except as set forth on Section 3.13(c) of the Corporation Disclosure Schedules, the Corporation IT Systems have not suffered any material malfunction, failure or security breach within the two (2) years preceding the date of this Agreement, in each case, that (i) has resulted in a material disruption of any Corporation IT Systems or (ii) has or could reasonably be expected to enable or assist any Person to access without authorization any Corporation IT Systems.

(d) Except as set forth on Section 3.13(d) of the Corporation Disclosure Schedules and except for the Commercial Software, following the Closing, Purchaser shall have the same rights and privileges in the Corporation IP, Corporation IT Systems and Personal Information as the Corporation had in the Corporation IP, Corporation IT Systems and Personal Information immediately prior to the Closing Date.

(e) The Corporation IT Systems adequately meet the data processing needs of the Business and the Corporation’s operations and affairs as presently conducted. The Corporation has taken commercially reasonable action by instruction, Contract or otherwise, having regard to the size and financial resources of the Corporation, with the Employees or other Persons permitted access to system application programs and data files used in the Corporation IT Systems to protect against unauthorized access, use, copying, modification, theft and destruction of those programs and files. The data processing and data storage facilities of the Corporation are commercially reasonable having regard to the size and financial resources of the Corporation. The Corporation has arranged for commercially reasonable back-up data processing services adequate to meet its data processing needs in the event the Corporation IT Systems or any of their components is rendered temporarily inoperative as a result of a natural or other disaster.

(f) Except as set forth on Section 3.13(f) of the Corporation Disclosure Schedules, all licensed software which comprises part of the Corporation IT Systems that are owned by the Corporation is in machine-readable form, contains current revisions of that software as delivered to the Corporation by the licensors thereof and includes all object codes, computer programs, magnetic media and documentation which is used or required by the Corporation for use in its Corporation IT Systems sufficient to permit a Person of reasonable skill and experience to operate and maintain that software.

3.14 Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by the Corporation free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of the Corporation.

3.15 Accounts Receivable. The Accounts Receivable reflected on the Estimated Closing Statement: (a) will have arisen from bona fide transactions entered into by the Corporation involving the sale of goods or the rendering of services in the Ordinary Course; and (b) will constitute only valid, undisputed claims of the Corporation not subject to claims of set-off or other defenses or counter-claims other than normal cash discounts accrued in the Ordinary Course. The reserve for bad debts shown on the Estimated Closing Statement will be determined in accordance with GAAP, consistently applied. The Corporation is not aware of any facts that would be reasonably likely to impair the Corporation’s ability to collect any of the Accounts Receivable within a period of 180 days from the Closing Date.

3.16 Customers and Suppliers.

(a) Section 3.16(a) of the Corporation Disclosure Schedules sets forth: (i) each customer who accounted for more than 5% of the Corporation’s gross revenues for goods or services for each of the two (2) most recent financial years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Corporation has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Corporation.

(b) Section 3.16(b) of the Corporation Disclosure Schedules sets forth: (i) each supplier from whom the Corporation has purchased more than 5% of the total goods or services purchased by the Corporation for each of the two (2) most recent financial years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Corporation has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Corporation or to otherwise terminate or materially reduce its relationship with the Corporation.

3.17 Product Warranties.

(a) Section 3.17 of the Corporation Disclosure Schedules contains a true, accurate and complete list of the standard terms and conditions of sale or lease for each of the Products, complete and correct copies of which (containing applicable guarantee, warranty and indemnity provisions) have been furnished or are available to Purchaser.

(b) Except as set out in Section 3.17 of the Corporation Disclosure Schedules, the Corporation has no liability or obligation of any nature (whether known or unknown, accrued, absolute, contingent or otherwise, and whether due or to become due), whether based on strict liability, negligence, breach of warranty (express or implied), breach of contract or otherwise, in respect of any product, component or other item manufactured, sold, designed or produced prior to the Closing by, or service rendered prior to the Closing by or on behalf of, the Corporation that (i) is not fully and adequately covered by policies of insurance or by indemnity, contribution, cost sharing or similar agreements or arrangements by or with other Persons, or (ii) is not otherwise fully and adequately reserved against as reflected in the Financial Statements.

(c) Except as set out in Section 3.17 of the Corporation Disclosure Schedules, the Corporation has not entered into, or offered to enter into, any Contract pursuant to which the Corporation is or will be obliged to make any rebates, discounts, promotional allowances or similar payments or arrangements to any Person. All those obligations are reflected in the Financial Statements or have been incurred after the Interim Balance Sheet Date in the Ordinary Course and will be reflected in the Estimated Closing Statement.

3.18 Insurance. Section 3.18 of the Corporation Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workplace safety and insurance, workers compensation, vehicle, director’s and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Corporation or its Affiliates and relating to the Assets, Business, operations, Employees, officers and directors of the Corporation (collectively, the “Insurance Policies”) and true and complete copies of each of the Insurance Policies have been made available to Purchaser. The Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Corporation nor any of its Affiliates has received any notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of any Insurance Policies. All premiums due on the Insurance Policies have either been paid or, if due and payable before Closing, shall be paid before Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Corporation. All such Insurance Policies: (a) are valid and binding in accordance with their terms; and (b) have not been subject to any lapse in coverage. There are no claims related to the Business of the Corporation pending under any Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither the Corporation nor any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business of the Corporation and are sufficient for compliance with all applicable Laws and Contracts to which the Corporation is a party or by which it is bound.

3.19 No Expropriation. To each Vendor’s Knowledge, no notice or proceeding in respect of the expropriation of any of the Assets has been given or commenced and there is not any intent or proposal to give any such notice or commence any such proceeding.

3.20 Legal Proceedings; Governmental Orders.

(a) Section 3.20 of the Corporation Disclosure Schedules sets forth a true and complete list of all Actions pending nor, to the Corporation’s Knowledge, threatened: (a) against or by the Corporation affecting any of its Assets (or by any Vendor or any Affiliate thereof and relating to the Corporation); or (b) against or by the Corporation, or any Affiliate of a Vendor that concern the Corporation or challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Corporation or any of its Assets.

3.21 Compliance With Laws; Permits.

(a) The Corporation has complied, and is now complying, with all Laws applicable to it or its Business or Assets in all material respects.

(b) All Permits required for the Corporation to conduct its Business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.21(b) of the Corporation Disclosure Schedules lists all current Permits issued to the Corporation, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.21(b) of the Corporation Disclosure Schedules.

3.22 Environmental Matters.

(a) The Corporation is: (i) in compliance with all applicable Environmental Laws; and (ii) possesses and is in compliance with all Environmental Permits necessary to operate the Business.

(b) All such Environmental Permits are listed in Section 3.22(b) of the Corporation Disclosure Schedules. The Environmental Permits are in full force and effect. There are no Actions in progress, or, to the Corporation’s Knowledge, pending or threatened, that may result in the cancellation, revocation or suspension of any Environmental Permit.

(c) Neither the Corporation nor the Business or the Assets are the subject of any Remedial Order.

(d) The Corporation has not received any Environmental Notice alleging that the Corporation is in violation of or has any Liability under any Environmental Law that is unresolved.

(e) The Corporation has not entered into or agreed to any consent, settlement or other agreement, nor is the Corporation subject to any Governmental Order in any judicial, administrative, arbitral or other forum relating to compliance with or Liabilities under any Environmental Law.

(f) The Corporation has not released any Hazardous Substances at, on or under any part of the leased Real Property, and there are no Hazardous Substances present within the area bounded by the ceiling, walls and floor of any building on any leased Real Property (and excluding anything outside these boundaries), in each case except as would not reasonably be expected to result in a Liability under any applicable Environmental Law.

(g) The Corporation has made available to Purchaser all Environmental audits, assessments, reports and similar reviews and all correspondence regarding Environmental matters, to the extent that such records are in the possession or under the control of the Corporation.

(h) The Corporation is neither aware of nor reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Substances that might, after the Closing Date, prevent, impede or increase the costs associated with the ownership, lease, operation, performance or use of the Business or Assets of the Corporation as currently carried out.

3.23 Benefit Plans. The Corporation is not a party to or bound by, nor does the Corporation have any Liability or obligations with respect to, any Benefit Plans, other than the Equity Compensation Plan and any group insured benefits plans, sales commission, and bonus plans included in Employee Contracts.

3.24 Employment Matters.

(a) Section 3.24(a) of the Corporation Disclosure Schedules sets forth the list of Employees, which indicates: (i) the titles of all Employees together with the location of their employment; (ii) the date each Employee was hired; (iii) which Employees are subject to a written employment agreement with the Corporation; (iv) each Employee’s termination entitlement upon a termination without cause (i.e., common law notice, employment standards statutory entitlements only, or otherwise by contract); (v) the annual wage of each Employee at the date of such list, any bonuses paid to each Employee since the end of the Corporation’s last completed financial year and before the date of such list and all other bonuses, incentive schemes, benefits, commissions and other compensation to which each Employee is entitled including structure, targets and entitlements; (vi) the vacation days to which each Employee is entitled on the date of such list; (vii) the amount of vacation days accrued as of the date of this Agreement; (viii) eligibility in and participation in the Equity Compensation Plan (ix) the Employees that are not actively working on the date of this Agreement due to leave of absence, illness, injury, accident or other disabling condition, the reason for such leave, and the expected return to work date (if any); and (x) the Corporation employing such Employee. All Employees are subject to, in all material respects, the template agreement in the form provided by the Corporation. All Employees have executed such template agreements in an enforceable manner and all terms of such template agreements are enforceable. Other than Louie Yuen, all Employees are employed only in the Province of Ontario. To the Corporation’s Knowledge, the Corporation does not have any dependent contractors.

(b) The Corporation is in compliance with its duties and obligations under all applicable labor and employment-related laws, including employment standards, workers’ compensation, occupational health and safety, classification, accessibility, immigration, pay equity, and human rights, and the Corporation is not subject to or liable for any arrears of wages, penalties, fines, orders to pay, assessments, charges, damages or taxes for failure to comply with any of the foregoing. There are no outstanding decisions, orders, charges, tickets, notices or settlements or pending settlements under applicable labor and employment-related laws that place any obligation on the Corporation to do or refrain from doing any act. All costs, charges, experience rating assessments or other assessments or other liabilities, contingent or otherwise, under workers’ compensation legislation or other legislation relating to industrial accidents and/or occupational diseases claims applicable to the Corporation have been paid or accrued and there has not been any special or penalty charge or assessment under those legislation against the Corporation that has not been paid. To the Corporation’s Knowledge and to each Vendor’s Knowledge, no facts exist which could reasonably be expected to give rise to any claims with respect to applicable labor and employment-related laws. Section 3.24(b) of the Corporation Disclosure Schedules lists all persons who have had their employment end with the Corporation in the past 3 years, however it may have ended (including resignation), releases and resignation letters and acceptances have been provided to the Purchaser with respect to some persons listed in Section 3.24(b) of the Corporation Disclosure Schedules, and without limiting the generality of the foregoing paragraph, to the Corporation’s Knowledge and to each Vendor’s Knowledge no facts exist which could reasonably be expected to give rise to any claims with respect to such persons.

(c) Section 3.24(a) and Section 3.24(b) of the Corporation Disclosure Schedules lists: (i) all Contracts with any Employee; and (ii) all Contracts that provide for severance, termination or similar payments or entitlements, including on a change of control of the Corporation.

(d) Correct and complete copies of all the Contracts provided pursuant to Section 3.24(b) of the Corporation Disclosure Schedules have been made available to Purchaser and templates of the Contracts that describe all of the terms of the Contracts relating to the list of Employees set out in Section 3.24(a) of the Corporation Disclosure Schedules have been made available to Purchaser.

(e) All Employees are subject to a written employment contract with the Corporation indicated on Section 3.24(a). No Employees are subject to an oral employment contract with the Corporation, and no Employees have any oral entitlements in addition to their entitlements under their written employment contracts with the Corporation by which such Employee is employed. All Employees are entitled to only the severance entitlements set out in their written employment contracts with the Corporation upon termination of employment and are not entitled to common law notice.

(f) The Corporation is not currently, nor has been, a party to any Collective Agreement. No trade union, association or organization that may qualify as a trade union, contingent or otherwise, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the Employees or dependent contractors including by way of certification, interim certification, voluntary recognition, related employer or successor employer rights, or has applied or threatened to apply to be certified as the bargaining agent of any of the Employees or dependent contractor of the Corporation. There have never been any, and to each Vendor’s Knowledge there are no currently being made, organizational efforts, threatened by or on behalf of, any trade union, association or organization that may qualify as a trade union, contingent or otherwise, council of trade unions, employee bargaining agency or affiliated bargaining agent with respect to the Employees or dependent contractors of the Corporation.

(g) Section 3.24(g) of the Corporation Disclosure Schedules lists: (i) all Persons who are currently performing services for the Corporation as Independent Contractors under a Contract; (ii) the current rate of compensation and total fees paid during the 12-month period ending on Interim Balance Sheet Date of each such Person; and (iii) their termination entitlements including for material breach or for convenience. All of the Independent Contractors provide services to the Corporation under standard form agreements, a copy of each standard form agreement has been made available to Purchaser in addition to copies of all non-standard agreements, the Independent Contractors have executed such standard form in an enforceable manner and all terms of such standard form are enforceable. All Independent Contractors are located in and provides services in Ontario, Canada or India.

(h) No notice in writing has been received by the Corporation of any complaint filed by any of its Employees, former Employees or applicants against the Corporation or any current or former director or officer thereof or is threatened or pending, claiming or alleging that the Corporation has violated any Laws applicable to the employee or applicant or human rights or of any complaints or Actions of any kind involving the Corporation or any of the Employees, former Employees or applicants before any Governmental Authority, including a labor relations board, tribunal or commission.

(i) There has been no increase in compensation from the base salary payable to the Employees between the Interim Balance Sheet Date and the date of this Agreement.

(j) No Employee has stated that he or she shall resign or retire or cease to provide work or services as a result of the Closing of the transactions contemplated by this Agreement.

(k) There is no notice of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment which the Corporation has received before the date of this Agreement during the past three (3) years from any workplace safety and insurance or workers compensation board or similar Governmental Authority in any jurisdiction where the Business is carried on that remain unpaid.

(l) All inspection reports received by the Corporation in the past three (3) years under applicable employment standards legislation, human rights legislation, workers’ compensation legislation, and occupational health and safety legislation have been made available to Purchaser. There are no outstanding Governmental Orders nor any pending charges made under any applicable employment standards legislation, human rights legislation, workers’ compensation legislation, or occupational health and safety legislation relating to the Corporation or the Business and there have been no fatal or critical accidents within the last three (3) years that might reasonably be expected to lead to charges involving the Corporation. The Corporation, as applicable, has complied with all Governmental Orders issued under applicable employment standards legislation, human rights legislation, workers’ compensation legislation and occupational health and safety legislation in all respects.

(m) Each Independent Contractor, has been properly classified as an Independent Contractor and the Corporation has not received any notice from any Governmental Authority disputing such classification.

(n) All accruals for unpaid vacation pay, premiums for employment insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries and commissions and Benefit Plan payments have been reflected in the Books and Records.

3.25 Taxes.

(a) Except as set forth in Section 3.25(a) of the Corporation Disclosure Schedules, the Corporation has duly and timely filed all Tax Returns required to be filed by it under applicable Law. Except as set forth in Section 3.25(a) of the Corporation Disclosure Schedules each such Tax Return was true, correct and complete in all respects and was prepared in substantial compliance with all applicable Law. Except as set forth in Section 3.25(a) of the Corporation Disclosure Schedules, all Taxes due and payable by the Corporation for periods (or portions thereof) ending on or before the Closing Date (whether or not shown due on any Tax Returns and whether or not assessed or reassessed by the appropriate Governmental Authority) have been duly and timely paid. The Corporation is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b) The Corporation has provided to the Purchaser true, complete and accurate copies of all Tax Returns filed by the Corporation in respect of the last four completed taxation years and all working papers and all communications to or from all Governmental Authorities relating to such Tax Returns and to Taxes of the Corporation for such taxation years. Canadian federal and provincial income, capital, HST/GST, provincial retail sales and payroll Tax assessments have been issued to the Corporation for all taxation years or periods up to and including its taxation year ended December 31, 2018.

(c) No Governmental Authority of a jurisdiction in which the Corporation does not file a Tax Return has made any claim that the Corporation is or may be subject to Tax or required to file Tax Returns in such jurisdiction. There is no basis for a claim that the Corporation is subject to Tax in a jurisdiction in which the Corporation does not file Tax Returns.

(d) There are no matters under audit or appeal with any Governmental Authority relating to Taxes of the Corporation. The Corporation has not received any notice that any Governmental Authority might be taking steps to proceed with an audit or to assess any additional Taxes. No Governmental Authority has given notice of any intention to assert any deficiency or claim for additional Taxes. The Corporation has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Corporation is not aware of any contingent liability of the Corporation for Taxes or any grounds that could prompt an assessment or reassessment for Taxes, and the Corporation has not received any indication from any Governmental Authority that any assessment or reassessment is proposed. The Corporation has not made any elections, designations or similar filings with respect to Taxes that have an effect for any period ending after the Closing Date.

(e) No Governmental Authority has challenged or disputed a filing position taken by the Corporation in any Tax Return. The Corporation is not negotiating any final or draft assessment or reassessment in respect of Taxes with any Governmental Authority.

(f) Adequate provision has been made in accordance with GAAP in the Books and Records for all Taxes payable in respect of the Business or the Assets. The unpaid Taxes did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability set forth on the face of the most recent Balance Sheet and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Corporation in filing its Tax Returns. Since the date of the most recent Balance Sheet, the Corporation has not incurred any liability for Taxes arising from extraordinary gains or losses, outside the Ordinary Course.

(g) The Corporation is not a non-resident of Canada within the meaning of the Tax Act.

(h) For all transactions between the Corporation and any Person not resident in Canada for purposes of the Tax Act with whom the Corporation was not dealing at arm’s length, the Corporation has made or obtained records or documents that meet the requirements of sections 247(4)(a) to (c) of the Tax Act. There are no transactions to which section 247(2) or (3) of the Tax Act may reasonably be expected to apply.

(i) The Corporation has duly and timely withheld or collected the proper amount of Taxes that are required by Law to be withheld or collected (including Taxes and other amounts required to be withheld by it in respect of any Person, including any employee, officer or director and any Person not resident in Canada for purposes of the Tax Act) and have duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required to be remitted by the Corporation. The Corporation has not received any requirement from any Governmental Authority pursuant to section 224 of the Tax Act which remains unsatisfied in any respect.

(j) None of section 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the Tax Law of any province, territory or any other jurisdiction, has applied or shall apply to the Corporation at any time up to and including the Closing Date in a manner that would give rise to incremental Tax liabilities or a reduction in Tax attributes. The Corporation has not made any payments and is not obligated to make any payments that may not be deductible by virtue of section 67 of the Tax Act.

(k) The Corporation has not acquired property or services from, or disposed of property to, a non-arm’s length Person (within the meaning of the Tax Act) for consideration, the value of which is less than the fair market value of the property or services, as the case may be. The Corporation has not acquired property from any Person in circumstances where the Corporation did or could have become liable for any Taxes payable by that Person.

(l) The only reserves under the Tax Act or any equivalent provincial or territorial Law anticipated by the Corporation to be claimed by the Corporation for the taxation year deemed under section 249(4) of the Tax Act to have ended as a result of the transactions consummated by this Agreement are set forth in Section 3.25(l) of the Corporation Disclosure Schedules.

(m) The Corporation’s HST/GST registration number is 850467069 RT0001. All input tax credits claimed by the Corporation in respect of HST/GST have been proper, correctly calculated and documented. The Corporation has no obligation to be registered under any HST/GST or other federal state, provincial or local sales Tax or similar Tax rules other than those expressly referred to in this Section.

(n) The Corporation is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(o) No Tax rulings have been requested or issued by any Tax authority with respect to the Corporation. No notices of determination of loss from the CRA to the Corporation have been requested by or issued to the Corporation.

(p) The Corporation shall not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxation year or portion thereof ending after the Closing Date as a result of use of an improper method of accounting, for a taxation year ending before the Closing Date.

(q) Section 3.25(q) of the Corporation Disclosure Schedules sets forth all foreign jurisdictions in which the Corporation is subject to Tax, is engaged in business or has a permanent establishment.

(r) The Corporation keeps its Books and Records in compliance with section 230 of the Tax Act and all similar provisions of any other applicable Law in respect of Taxes and the Corporation has in its possession or under its control all Books and Records in respect of Taxes that are required to be maintained and preserved under all applicable Laws.

3.26 Related Party Transactions. Except as set forth in Section 3.26 of the Corporation Disclosure Schedules:

(a) The Corporation has not made any payment or loan to, or borrowed any monies from or is otherwise indebted to, any officer, director, employee, trustee or shareholder or any Person with whom the Corporation is not dealing at arm’s length (within the meaning of the Tax Act) or any Affiliate or spouse of any of the foregoing (each, a “Related Person”).

(b) Neither any Vendor nor any Affiliate of the Corporation (each, a “Related Party”) is a party to any Contract with the Corporation, no Related Party is indebted to the Corporation and, as of the Closing Time, the Corporation is not indebted to any Related Party.

(c) No Related Person: (i) possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a competitor or supplier, dealer, lessor or lessee of the Corporation; or (ii) has any interest in any assets used or held for use by the Corporation.

3.27 Books and Records. The Books and Records of the Corporation, all of which have been made available to Purchaser, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Corporation contain, in all material respects, accurate and complete records of all meetings, and resolutions in writing of, the shareholders, the board of directors and any committees of the board of directors of the Corporation, and no meeting, or resolution in writing, of any such shareholders, board of directors or committee has been held for which minutes or resolutions in writing have not been prepared and are not contained in such minute books (in each case, or their equivalents as appropriate for the entity type of the Corporation). At the Closing, all of the Books and Records shall be in the possession of the Corporation.

3.28 Accounts and Attorneys. Section 3.28 of the Corporation Disclosure Schedules is a true, accurate and complete list of the accounts and safety deposit boxes of the Corporation and of Persons holding general or special powers of attorney from the Corporation.

3.29 Projections. All projections, including forecasts, budgets, pro formas and business plans provided to Purchaser were prepared in good faith based on assumptions which were believed to be reasonable and are believed to be reasonable estimates of the prospects of the Business, it being acknowledged that such forecasts and projections: (i) are not guarantees of future performance, and (ii) necessarily involve known and unknown risks and uncertainties, which may cause actual performance and financial results in future periods to differ materially from any forecasts or projections of future performance or result expressed or implied by such forecasts or projections.

3.30 Brokers. Except as set forth in Section 3.30 of the Corporation Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Vendors or the Corporation.

3.31 Anti-Money Laundering and Anti-Corruption Practices.

(a) Neither the Corporation nor any of its directors, officers or Employees or agents, consultants or representatives:

(i) has violated, and the Corporation’s execution and delivery of and performance of its obligations under this Agreement shall not violate, any Laws related to money laundering or government guidance regarding anti-money laundering and international anti-money laundering principles or procedures of an intergovernmental group or organization and any executive order, directive or regulation under the authority of any of the foregoing, or any orders or licenses issued thereunder to which the Corporation is subject;

(ii) has, in the course of its actions for, or on behalf of, the Corporation (A) knowingly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (B) paid or received any bribe or otherwise unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other Person, (C) violated or taken any act that would violate any provision of the Corruption of Foreign Public Officials Act (Canada) (“CFPOA”), the Foreign Corrupt Practices Act of 1977 (United States) (“FCPA”) or other similar Laws of other jurisdictions, (D) violated or taken any act that would violate any provision of the Bribery Act (U.K.) or other similar Laws of other jurisdictions, (E) violated or taken any act that would violate the Special Economic Measures Act (Canada) (“SEMA”) or other similar Laws of other jurisdictions, or (F) violated or taken any act that would violate the Freezing Assets of Corrupt Foreign Public Officials Act (Canada) (“FACFOA”) or other similar Laws of other jurisdictions, in each case to which the Corporation is subject;

(iii) has, directly or indirectly, taken any action in violation of any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable Canadian, United States or other foreign Laws;

(iv) is a “specially designated national” or “blocked person” under United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), a Person identified under SEMA, FACFOA or any United Nations resolution or regulation or otherwise a target of economic sanctions under other similar applicable Canadian, United States or foreign Laws; or

(v) has engaged in any business with any Person with whom, or in any country in which it is prohibited for a Person to engage under SEMA, FACFOA, any United Nations resolution or regulation or any other Law or it is prohibited for a United States Person to engage under Law or under applicable United States sanctions administered by OFAC.

(b) The Corporation has adopted, implemented and maintained policies and procedures designed to ensure, and which are reasonably expect to ensure, continued compliance with Laws related to money laundering, CFPOA, SEMA, FACFOA and FCPA and the Bribery Act (U.K.) to the extent applicable.

3.32 Government Contracts.

(a) Section 3.32(a) of the Corporation Disclosure Schedules sets forth a true, complete and correct list of the following:

(i) each Government Contract;

(ii) each Government Bid which has not expired and for which an award has not been issued;

(iii) each Teaming Agreement; and

(iv) each subcontract issued by the Corporation under any Government Contract for which payments by the Corporation thereunder are reasonably expected to exceed $25,000 during the 365-day period immediately after the Closing Date.

(b) Except as set forth on Section 3.32(b) of the Corporation Disclosure Schedules, the Corporation is and has been materially in compliance with the terms of each Contract set forth or required to be set forth on Section 3.32(a) of the Corporation Disclosure Schedules. With respect to each Contract or Government Bid required to be set forth on Section 3.32(a) of the Corporation Disclosure Schedules, Section 3.32(a) of the Corporation Disclosure Schedules lists the start and end date of the period of performance (including unexercised option periods). The Corporation has made available to Purchaser true, complete and correct copies of each Government Contract, Government Bid and Teaming Agreement listed or required to be listed on Section 3.32(a) of the Corporation Disclosure Schedules prior to the date hereof. Each current Government Contract and Teaming Agreement (i) was legally awarded, (ii) is binding on, and (iii) is enforceable against the Corporation, and is in full force and effect in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. The Corporation has not received notice that any Government Contract is the subject of bid, award, size or status protest proceedings. The Corporation has not received any notice regarding any actual or possible material violation or breach of, default under, or intention to cancel, terminate or materially modify, any Government Contract.

(c) Except as set forth on Section 3.32(c) of the Corporation Disclosure Schedules, with respect to any Government Contract, there has been no (i) civil fraud or criminal investigation by any Governmental Authority; (ii) assessment by a Governmental Authority of liquidated damages; (iii) dispute between the Corporation and a Governmental Authority since January 1, 2015; or (iv) claim or request for equitable adjustment by the Corporation against a Governmental Authority or higher tier contractor.

(d) Except as set forth on Section 3.32(d) of the Corporation Disclosure Schedules, since January 1, 2015, (i) the Corporation has complied with all statutory and regulatory requirements where and as applicable to each of the Government Contracts and Government Bids, and (ii) the submissions, representations, certifications, and warranties made, acknowledged or set forth by the Corporation with respect to the Government Contracts and Government Bids were true, complete and correct as of their effective date, the Corporation has complied with all such certifications, and all such representations and certifications have continued to be current and accurate and complete to the extent required by the terms of a Government Contract or applicable Law.

(e) Except as set forth on Section 3.32(e) of the Corporation Disclosure Schedules, since January 1, 2015, (i) the Corporation has not received any assertion of condition of default, breach of contract, violation of Law, intent to reduce scope, revenue or duration of a contractual relationship with the Corporation, assessment of liquidated damages, termination for default or convenience, or a cure notice or show cause notice from any Governmental Authority, subcontractor, teaming partner, prime contractor or higher-tier subcontractor with respect to performance by the Corporation or its subcontractors and (ii) the Corporation has complied with the terms and conditions of the Government Contracts and Teaming Agreements.

(f) The Corporation has no outstanding Government Bids that, if accepted or a contract relating thereto is awarded to the Corporation, is expected to result in a Loss to the Corporation at the conclusion of the awarded contract. The Corporation is not a party to any Government Contract that is expected to result in a Loss to the Corporation at the conclusion of the Government Contract.

(g) Neither the Corporation nor any of its officers, directors, or Employees has been debarred or suspended from participation in the award of Government Contracts.

(h) Neither the Corporation nor any of its officers, directors, Employees, Affiliates, or agents has, with respect to the Corporation or any Government Contract (i) offered, received or used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made, received or offered any unlawful offer of payment of anything of value to foreign government officials or employees of a foreign political party or candidates for foreign political office, (iii) violated any applicable money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would cause the Corporation to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect; or (iv) received notice from, been required to make or made a voluntary disclosure to a Governmental Authority regarding alleged or possible violations of any Law.

(i) There exists no Government Contract, Teaming Agreement or Government Bid listed or required to be listed on Section 3.32(a) of the Corporation Disclosure Schedules in connection with which the Corporation identified itself or was required to identify itself as a small business (including a small disadvantaged business, a woman-owned small business, a service disabled veteran owned small business or a Small Business Administration section 8(a) program participant), minority owned business enterprise or similar classification. The Corporation has never submitted a Government Bid or been awarded a Government Contract which it was ineligible to be awarded at the time such Government Bid was submitted in connection with a procurement reserved or set-aside for companies having any of the above business categories.

(j) Except as set forth on Section 3.32(j) of the Corporation Disclosure Schedules, the Corporation has maintained systems of internal controls, including quality control systems, cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems and material management systems, that are in compliance with all requirements of the Government Contracts and of applicable Laws.

(k) No customer has issued the Corporation a negative past performance review within the past three (3) years.

(l) All amounts charged prior to the Closing to the Government Contracts were charged in amounts consistent in all respects with the requirements of such Government Contracts and applicable Law. The Corporation and its Employees have complied in all respects with all timekeeping/time recordation requirements of the applicable Government Contracts.

(m) Neither the Corporation nor any of its Employees, officers, or directors has been, within the past three (3) years, convicted of or had a civil judgment rendered against it for: (i) commission of fraud or a criminal offense in connection with the obtaining, attempting to obtain, or performing a Government Contract; (ii) violation of Federal or State antitrust statutes relating to submission of offers; or (iii) commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, violating criminal tax laws, or receiving stolen property, or been notified by any cognizant Governmental Authority of any delinquent Taxes for which the liability remains unsatisfied. The Corporation is not presently indicted for, or otherwise criminally or civilly charged by a Governmental Authority, with the commission of any of the foregoing offenses.

(n) Except as set forth on Section 3.32(n) of the Corporation Disclosure Schedules, there are no financing arrangements, profit sharing agreements or assignments of proceeds with respect to any Government Contract.

(o) The Corporation has not developed any Intellectual Property using funds from a Governmental Authority, which includes funds provided indirectly from a Governmental Authority to the Corporation operating in the role of a subcontractor via a prime contractor. The Corporation has taken all possible steps to protect its rights in and to any Intellectual Property owned by or licensed to the Corporation and has included the proper and required restrictive legends on all copies of any Intellectual Property delivered in connection with a Government Contract and the Corporation is not obligated to provide a license to any Governmental Authority to use or disclose any Corporation IP used in connection with such Government Contract.

(p) The Corporation is not using any Intellectual Property developed under any Government Contract for purposes outside of the scope of that Government Contract without having obtained the necessary and appropriate prior permission of the cognizant Governmental Authority or prime contractor, subcontractor, vendor, or other authorized Person and is not using any Intellectual Property developed under any Government Contract in violation of any third party right.

(q) Except as set forth in Section 3.32(q) of the Corporation Disclosure Schedules, no Government Contract or Teaming Agreement contains any covenants which limits, prohibits or restricts the freedom of the Corporation to engage in any line of business or compete with any Person or to operate at any location in the world (including exclusive arrangements) or that provides for “most favored nations” terms (excluding covenants which require compliance with applicable Laws regarding embargoed countries).

(r) Section 3.32(r) of the Corporation Disclosure Schedules sets forth for each Government Contract having backlog as of the Interim Balance Sheet Date, the dollar amounts of such backlogs thereunder as of such date (calculated by the Corporation consistent with past practice) and the name of the customer. For purposes of this clause, “backlog” means the contract value by year (including option years) and an indication of what amount of such contract value is funded. All of the Contracts constituting the backlog of the Corporation (A) were entered into in the Ordinary Course of Business and (B) such Contracts are capable of performance in accordance with the terms and conditions of each such Contract by the Corporation without a total Contract loss (without consideration of general and administrative expenses).

(s) The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby do not and shall not render the Corporation ineligible for award under or otherwise have any negative effect on any Government Bid.

3.33 Export Control and Economic Sanctions.

(a) The Corporation is and, since January 1, 2015, has been in compliance with the terms of all applicable Export Approvals and International Trade Laws and Regulations; and furthermore, since January 1, 2015, the Corporation has not received any communication from a Governmental Authority alleging that it is not in compliance with any Export Approval and International Trade Laws and Regulation.

(b) The Corporation has obtained all export and import licenses, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations or other authorizations from, and made any filings with, any Governmental Authority required for (i) the export, import and re-export of its respective Products, services, Software and technologies and (ii) releases of technologies and Software to foreign nationals located in Canada and abroad (the “Export Approvals”). The Corporation is in compliance with the terms of all Export Approvals, and there are no pending or threatened claims against the Corporation with respect to the Export Approvals.

3.34 Privacy.

(a) The Corporation has been and is in compliance with all Privacy Laws relating to the collection, use, disclosure and retention of Personal Information applicable to the Corporation.

(b) The Corporation has, to the extent required by all Privacy Laws, obtained valid consents from individuals to whom it sends direct marketing communications or has the necessary implied consents for the individuals to whom it sends direct marketing communications.

(c) The Corporation has not disclosed or transferred any Personal Information outside the European Economic Area without a valid legal basis for such transfer under Chapter V of the GDPR.

(d) The Corporation has not, nor, to the Corporation’s Knowledge have, any of the Processors suffered any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to any Personal Information and the Corporation and, to the Corporation’s Knowledge, the Processors have passed all regulatory audits, where relevant, to which they have been subject, and the Corporation has contractual data protection provisions and restrictions with its Processors with respect to any Personal Information transferred from the Corporation to its Processors, and its Processors employ appropriate safeguards and provide notice to the Corporation of any actual or suspected unauthorized access to, use or disclosure of Personal Information.

(e) The Corporation has implemented backup and disaster recovery technology consistent with industry standards and practices and has policies and procedures in place designed to provide for the integrity and security of its IT systems and Personal Information and has materially complied with such policies and procedures.

(f) There are no and have never been any actual or threatened complaints, proceedings, investigations, audits or other Actions against the Corporation brought by the Office of the Privacy Commissioner of Canada, the Information and Privacy Commissioner of Ontario or any other Governmental Authority, or by any Person in respect of the collection, use or disclosure of Personal Information by the Corporation, nor, to the Corporation’s Knowledge, are there any grounds, facts or circumstances that could reasonably be expected to give rise to any such complaints or proceedings.

(g) Except as set forth in Section 3.34(h) of the Corporation Disclosure Schedules, all Personal Information is stored in North America.

(h) The Corporation has obtained all required consents to its collection, use, retention and disclosure of the Personal Information in accordance with Privacy Laws.

(i) Section 3.34 of the Corporation Disclosure Schedules contains true and complete copies of all privacy policies of the Corporation currently in effect.

(j) The completion of the transaction will not result in a breach or violation of any Privacy Laws by the Corporation.

3.35 CASL.

(a) The Corporation is, and has at all times from and after July 1, 2014 been, in compliance, with CASL and any and all other applicable anti-spam legislation in respect of commercial electronic messages transmitted, sent or initiated by, or on behalf of, the Corporation.

(b) The database maintained by the Corporation contains a record of all Persons from whom the Corporation has received express written consent to the receipt of CEMs.

(c) The Corporation has (i) the necessary information in its records to provide evidence of the implied consent for Persons to whom the Corporation sends CEMs; and (ii) where such “implied consent” is based on an “existing business relationship”, as such terms are defined or interpreted in CASL, has put in place procedures and processes to ensure that it does not send CEMs to such Persons after the date of expiry of the applicable implied consent.

(d) From and after July 1, 2014, the Corporation has only sent or caused to be sent CEMs to Persons (i) who had provided either express or implied consent to the receipt of CEMs to the extent required by CASL (and who, at the time of sending such CEM, had not sent an unsubscribe notification to which the Corporation had given effect), or (ii) to whom the Corporation is otherwise permitted by CASL to send CEMs.

(e) The database of the Corporation contains a record of all Persons who have withdrawn their consent to receiving CEMs from the Corporation as well as their respective electronic addresses, and the Corporation has put in place procedures and processes to ensure that it does not send CEMs to such Persons.

(f) From and after July 1, 2014, the Corporation has, within ten (10) Business Days of the sending of notice of withdrawal, ceased to send CEMs to all Persons who have withdrawn their consent to receipt of CEMs.

(g) From and after July 1, 2014, the content of all CEMs sent or caused to be sent by the Corporation, including the unsubscribe mechanism, has conformed with the requirements set out in CASL.

(h) From and after July 1, 2014, the Corporation has not received any complaints from any Person that such Person has received a CEM from sent by or on behalf of the Corporation that the Corporation was not permitted to send to such Person or that the content of the CEM did not comply with CASL; or (B) that the unsubscribe mechanism contained in a CEM sent by the Corporation was not functional or that the Corporation failed to give effect to any unsubscribe request within ten (10) Business Days of receipt.

(i) The Corporation has not received any inquiries, notices of investigation or enforcement actions with respect to its compliance with CASL from the CRTC, or been assessed any administrative monetary penalties by the CRTC or entered into any undertakings with the CRTC as a result of non-compliance with CASL, and to the Corporation’s Knowledge, no complaints have been filed with the CRTC with respect to the Corporation’s compliance with CASL.

(j) The Corporation has no internal or external policies or procedures relating to CASL.

(k) Section 3.35(k) of the Corporation Disclosure Schedule contains true and complete details of all CEM distribution lists used by or on behalf of the Corporation, including all unsubscribe requests/withdrawals of consent received before and as of the relevant date.

(l) From and after January 15, 2015, the Corporation has not, in the course of a commercial activity, installed or caused to be installed a computer program on any other Person’s computer system within the meaning of CASL without the consent of such other Person as provided in CASL.

3.36 Investment Canada Act. The Corporation is not engaged in a cultural business within the meaning of the ICA.

3.37 Value of Assets. The value of all Assets, determined in accordance with the ICA, is less than $800 million.

3.38 Indebtedness and Guarantees. Section 3.38 to the Corporation Disclosure Schedules lists all Indebtedness and contains true and complete details of all Indebtedness and guarantees provided by the Corporation regarding any obligations of other parties relating to the Business as of the Closing Date. Either (a) the transactions contemplated herein do not breach any terms of any Indebtedness; or (b) prior written consent to the transactions contemplated herein has been or shall be prior to the Closing Date obtained from the applicable creditor. Section 3.38 to the Corporation Disclosure Schedules includes anticipated convertible note conversions as of the Closing Date, with the anticipated conversions as of the Closing Date reflected in Exhibit A.

3.39 Full Disclosure. No representation or warranty by the Corporation in this Agreement or the other Transaction Documents and no statement contained in the Corporation Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Purchaser under this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article IV
REPRESENTATIONS AND WARRANTIES OF VENDORS

Except as set forth in the correspondingly numbered section of the Vendor Disclosure Schedules, each Vendor represents and warrants that, solely with respect to such Vendor, the statements contained in this Article IV are true and correct as of the date hereof.

4.1 Status and Authorization of Vendor.

(a) The jurisdiction of incorporation or formation of each Vendor which is an entity and the jurisdiction of residency for each Vendor which is an individual is set forth on Section 4.1 of the Vendor Disclosure Schedules. Each Vendor which is a corporation or other entity incorporated, organized or formed and validly existing under the Laws of its jurisdiction of incorporation or organization, as set forth on Section 4.1 of the Vendor Disclosure Schedules, and has not been discontinued or dissolved under such Laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution or, to Vendor’s Knowledge, the bankruptcy, insolvency, liquidation or winding up of any Vendor. Each Vendor has submitted all notices or returns of corporate information (or their equivalent) and other filings required by Law to be submitted by it to any Governmental Authority. All corporate actions (or their equivalent) taken by each Vendor in connection with this Agreement and the other Transaction Documents shall be duly authorized on or before the Closing.

(b) Each Vendor has the full legal power and capacity and, if an entity, authority to enter into this Agreement and the other Transaction Documents to which any Vendor is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Vendor of this Agreement and any other Transaction Documents to which any Vendor is a party, the performance by each Vendor of its obligations hereunder and thereunder and the consummation by each Vendor of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each Vendor. This Agreement has been duly executed and delivered by each Vendor, and (assuming due authorization, execution and delivery by the other Parties hereto), this Agreement constitutes a legal, valid and binding obligation of each Vendor enforceable against each Vendor in accordance with its terms. When each other Transaction Document to which each Vendor is or shall be a party has been duly executed and delivered by any Vendor (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document shall constitute a legal, valid and binding obligation of each Vendor enforceable against it in accordance with its terms.

(c) Each Vendor is the beneficial and registered owner of the number and class of shares listed in Section 3.2(a) of the Corporation Disclosure Schedules set forth opposite Vendor’s name, free and clear of all Encumbrances other than board and shareholder approvals to be delivered prior to Closing. Each Vendor has full legal right, power, capacity and authority to sell, assign, transfer and convey the Shares owned by each Vendor to Purchaser in accordance with the terms and subject to the conditions of this Agreement.

4.2 No Conflicts; Consents. Other than as set out in Section 4.2 of the Vendor Disclosure Schedules, the execution, delivery and performance by each Vendor of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and shall not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Articles, by-laws, unanimous shareholder agreements or other constating documents of the applicable Vendor (or their equivalent, as applicable); (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Vendor; or (c) require the consent, notice or other action by any Person under any Contract or other document to which any Vendor is a party or otherwise bound. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Vendor in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

4.3 Legal Proceedings. There are no Actions pending or, to Vendor’s Knowledge, threatened against or by any Vendor or any Affiliate of any Vendor that concern the Corporation or challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

4.4 Residency. Each Vendor is not a “non-resident” of Canada within the meaning of the Tax Act.

4.5 No Other Agreement to Purchase. Other than Purchaser’s right pursuant to this Agreement, no Person has any Contract, option or warrant or any right or privilege (whether by law, pre-emptive or contractual granted by Vendor) capable of becoming such for the purchase or acquisition from any Vendor of Shares owned by any Vendor.

4.6 Acquisition of Parent Shares.

(a) Status of Vendor. Each Vendor is either: (i) not a “person in the United States” and is “outside the United States” within the meaning of Rule 902(h) of Regulation S, or (ii) an “accredited investor” for purposes of the Regulation D to the Securities Act.

(b) Purchase for Own Account. Each Vendor is acquiring the Parent Shares for investment for such Vendor’s own account. By executing this Agreement, such Vendor further represents that such Vendor does not presently have any contract, undertaking, agreement or direct or indirect arrangement with any person to sell, distribute, transfer or grant participations to such person or to any third person, with respect to any of the Parent Shares (this representation not limiting the Vendors right to sell the Parent Shares pursuant to an effective registration statement or otherwise in compliance with applicable Federal Securities Law and state securities laws).

(c) Re-Sale Restrictions. Without limiting the representations, warranties and covenants of the Parent and the Purchaser pursuant to Article V of this Agreement, each Vendor understands and acknowledges that:

(i) the Parent and the Purchaser intend that the Parent Shares will be issued in a transaction exempt from registration under the Securities Act, by reason of section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated by the SEC thereunder, Regulation S promulgated by the SEC and/or Rule 701 of the Securities Act, and that all recipients of Parent Shares either (i) shall be “accredited investors” or not “U.S. Persons” as such terms are defined in Regulation D and Regulation S, respectively, or (ii) within the meaning of Rule 701 of the Securities Act, were employees or directors of the Corporation, its parent or its majority-owned subsidiaries or consultants who were natural persons and who provided bona fide services to the Corporation, its parent or its majority-owned subsidiaries (provided that such services were not in connection with the offer or sale of securities in a capital raising transaction and did not directly or indirectly promote or maintain a market for the Corporation’s securities), and, in each case, the Parent Shares will be “restricted securities” within the meaning of the Federal Securities Laws and may not be offered, sold, pledged, assigned or otherwise transferred unless (A) a registration Statement with respect thereto is effective under the Securities Act and any applicable state securities laws, or (B) an exemption from such registration exists and either the Parent receives an opinion of counsel to the holder of such securities, which counsel and opinion are satisfactory to the Parent, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws, or the holder complies with the requirements of Regulation S, if applicable; and the certificates representing such Parent Shares will bear an appropriate legend and restriction on the books of the Parent’s transfer agent to that effect.

(ii) the transfer of the Shares and the issuance of the Parent Shares, in exchange for the transfer of the Shares, will be made pursuant to section 2.16 (Take-over bid and issuer bid) of National Instrument 45-106 – Prospectus and Registration Exemptions, which constitute the exemption from the formal takeover bid and registration and prospectus (or equivalent) requirements of Canadian federal securities laws; and

(iii) such Vendor is knowledgeable of, or has been independently advised as to, the Applicable Laws of that jurisdiction which apply to the sale of the Shares and the issuance of the Parent Shares and which may impose restrictions on the resale of such Parent Shares in that jurisdiction and it is the responsibility of Vendor to find out what those resale restrictions are, and to comply with them before selling the Parent Shares.

(d) Investment Experience. Such Vendor has such knowledge, skill and experience in business, financial and investment matters that it is capable of evaluating the merits and risks of an investment in the Parent Shares. With the assistance of such Vendor’s own professional advisors, to the extent that such Vendor has deemed appropriate, such Vendor has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Parent Shares and the consequences of this Agreement. Such Vendor has considered the suitability of the Parent Shares as an investment in light of its own circumstances and financial condition and such Vendor is able to bear the risks associated with an investment in the Vendor and its authority to invest in the Parent Shares. All Vendors have not been offered the Parent Shares by any form of advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any such media.

(e) Access to Information. Such Vendor acknowledges that it has had the opportunity to review the Transaction Documents and the SEC Reports and has been afforded, (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Parent concerning the terms and conditions of the offering of the Parent Shares and the merits and risks of investing in the Parent Shares; (ii) access to information about the Parent and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Parent possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

4.7 Full Disclosure. No representation or warranty by the Vendor in this Agreement or the other Transaction Documents and no statement contained in the Vendor Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Purchaser under this Agreement contains, to any Vendor’s Knowledge, any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article V
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

Each of Purchaser and Parent jointly and severally represent and warrant to Vendors that the statements contained in this Article V are true and correct as of the date hereof.

5.1 Corporate Status and Authorization of Purchaser. Purchaser is a corporation incorporated and validly existing under the Laws of British Columbia and has not been discontinued or dissolved under such Laws. Parent is a corporation incorporated and validly existing under the laws of the State of Nevada and has not been discontinued or dissolved under such Laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution. Each of Purchaser and Parent has the corporate power and capacity to enter into this Agreement and the other Transaction Documents to which Purchaser or Parent is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser and Parent of this Agreement and any other Transaction Document to which Purchaser and Parent is a party, the performance by Purchaser or Parent of its obligations hereunder and thereunder and the consummation by Purchaser and Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser and Parent. This Agreement has been duly executed and delivered by Purchaser and Parent, and (assuming due authorization, execution and delivery by Vendor) this Agreement constitutes a legal, valid and binding obligation of Purchaser and Parent enforceable against Purchaser and Parent in accordance with its terms. When each other Transaction Document to which Purchaser or Parent is or shall be a party has been duly executed and delivered by Purchaser or Parent (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document shall constitute a legal, valid and binding obligation of Purchaser and Parent enforceable against it in accordance with its terms.

5.2 No Conflicts; Consents. The execution, delivery and performance by Purchaser and Parent of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and shall not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Articles, by-laws, unanimous shareholder agreements or other constating documents of Purchaser or Parent; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Purchaser or Parent; or (c) require the consent, notice or other action by any Person under any Contract to which Purchaser or Parent is a party (except as otherwise provided for in this Agreement or such consents as will be obtained prior to Closing). Except for a post-Closing filing to be made under the ICA, the post-Closing filing of the Registration Statement with the SEC, the Parent Stockholder Approval and such other approvals as may be required by Nasdaq in connection with the issuance of the Parent Shares, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Purchaser or Parent in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

5.3 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Purchaser.

5.4 Legal Proceedings. There are no Actions pending or threatened against or by Parent or Purchaser or any Affiliate of Parent or Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action. Except as described in the SEC Reports or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) there is no material proceeding pending or threatened in writing, involving the Parent or Purchaser, or affecting any of their assets, rights or properties; (b) there are no material Orders to which the Parent or Purchaser is subject; and (c) the Parent and the Purchaser have complied with, and is in compliance with all applicable Laws, orders and permits applicable to the Parent and the Purchaser.

5.5 Investment Canada Act. Purchaser is a “WTO investor” within the meaning of the ICA.

5.6 Valid Issuance of Parent Shares. The Parent Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, and applicable securities laws. Assuming the accuracy of the representations of the Vendors in Article IV of this Agreement and subject to the filings and consent described in Section 5.2 of this Agreement, the Parent Shares will be issued in compliance in all material respects with all applicable securities laws.

5.7 Books and Records; Disclosure. The respective accounting records and other financial data and information of Purchaser and Parent, the respective corporate records of Purchaser and Parent and all other respective books, documents, files, records, and data and information stored electronically or on computer related media, financial or otherwise, relating to Purchaser and Parent, that have been provided to Vendors or are published on EDGAR, are complete and correct and have been maintained in accordance with sound business practices and, where applicable, SEC requirements.

5.8 Ability to Pay Cash Consideration. Parent and Purchaser have sufficient financial resources and will at all relevant times have sufficient financial resources necessary to satisfy its obligations to pay, in full, the unpaid portion of the Cash Consideration to Vendors as and when due in accordance with the terms of this Agreement, without breach of any financial or other covenant under any loan or security document to which either Parent or Purchaser is a party.

5.9 Parent SEC Filings. As of their respective dates, the SEC Reports (i) were prepared in accordance with the requirements of the Federal Securities Law, as applicable, as in effect on the date so filed, and (ii) did not, at the time they were filed (or, if amended, as of the date of such amendment), contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the Parent’s Knowledge it has complied in all material respects with Federal Securities Laws to which it has been subject. The certifications and statements required by (x) Rule 13a-14 under the Securities Exchange Act and (y) 18 U.S.C. § 1350 (Section 1006 of the Sarbanes-Oxley Act) relating to the SEC Reports are accurate and complete and comply as to form and content with all applicable Governmental Bodies in all material respects. Each of the consolidated financial statements included in or incorporated by reference into the SEC Reports (including, in each case, any notes and schedules thereto) was prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments). Neither the Parent nor the Purchaser have any liabilities required by US GAAP to be set forth on the consolidated balance sheet of the Parent, except for liabilities that (i) are accrued or reserved against on the face of the most recent consolidated financial statements included in or incorporated by reference into the SEC Reports (including, in each case, any notes and schedules thereto), (ii) were incurred subsequent to the date of the most recent consolidated financial statements included in or incorporated by reference into the SEC Reports (including, in each case, any notes and schedules thereto) in the ordinary course of business, or otherwise disclosed in the SEC Reports (iii) liabilities or obligations incurred in connection with the Transaction or (iv) those which do not, individually or in the aggregate, have a Material Adverse Effect. The financial records, systems, controls, data and information of Parent are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of Parent or its accountants. Since the most recent filing of financial statements included in the SEC Reports, there has not been any Material Adverse Effect relating to Parent and no event has occurred, and no fact, condition or circumstance exists, which would reasonably be expected to result in a Material Adverse Effect.

5.10 Parent Nasdaq Listing. The issued and outstanding Parent Common Stock is registered pursuant to Section 12(b) of the Federal Securities Law and is listed for trading on Nasdaq. Except as disclosed in the SEC Reports and described in Exhibit D attached hereto, there is no order or proceeding pending or, to the knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Common Stock pursuant to Section 12(b) or prohibit or terminate the listing of Parent Shares on Nasdaq.

5.11 Full Disclosure. No representation or warranty by the Purchaser or Parent in this Agreement or the other Transaction Documents and no statement contained in any certificate or other document furnished or to be furnished to any Vendor under this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article VI
COVENANTS

6.1 Conduct of Business Before the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Purchaser (which consent shall not be unreasonably withheld or delayed), the Corporation shall: (x) conduct the Business of the Corporation in the Ordinary Course; and (y) use commercially reasonable efforts to maintain and preserve intact the current organization and Business of the Corporation and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having business relationships with the Corporation. Without limiting the foregoing, from the date hereof until the Closing Date, the Corporation and the Vendors shall cause the Corporation to:

(a) preserve and maintain all of its Permits;

(b) pay its debts, Taxes and other obligations when due;

(c) maintain the Assets owned, operated or used by the Corporation in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) defend and protect its Assets from infringement or usurpation;

(f) perform all of its obligations under all Contracts relating to or affecting its Assets or Business;

(g) maintain the Books and Records in accordance with past practice;

(h) not make any loans, advances or capital contributions to any Person other than Related Party Debt;

(i) not (A) make, change or revoke, or permit the Corporation to make, change or revoke, any Tax election, or file or cause to be filed an amended Tax Return unless required by Law or (B) make, or permit the Corporation to make, any change in any Tax or accounting methods or policies or systems of internal accounting controls, except as required by Laws related to Taxes or accounting requirements;

(j) not (A) terminate (otherwise than for cause) the employment or services of any director, officer or manager except as contemplated by Section 6.1(j) of the Corporation Disclosure Schedules or (B) grant any severance or termination pay to any director, officer or manager or any other Employee;

(k) comply in all material respects with all applicable Laws; and

(l) not take or permit any action that would cause any of the changes, events or conditions described in Section 3.8 to occur.

6.2 Access to Information. From the date hereof until the Closing, the Corporation shall: (a) afford Purchaser and its Representatives full and free access to and the right to inspect all of the Assets, premises, Books and Records, Contracts and other documents and data related to the Corporation; (b) furnish Purchaser and its Representatives with such financial, operating and other data and information related to the Corporation as Purchaser or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Corporation to cooperate with Purchaser in its investigation of the Corporation. Any investigation under this Section 6.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Corporation. No investigation by Purchaser or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Corporation or any Vendor in this Agreement.

6.3 No Solicitation of Other Bids.

(a) The Corporation shall not, and Vendors and the Corporation shall not authorize or permit any of their respective Affiliates or any of their respective Representatives to, directly or indirectly: (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Corporation shall immediately cease and cause to be terminated, and Vendors and the Corporation shall cause their Affiliates (including Vendors) and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Person conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) concerning: (i) a merger, amalgamation, arrangement, liquidation, recapitalization, share exchange or other business combination transaction involving the Corporation; (ii) the issuance or acquisition of shares in the capital, or other equity securities, of the Corporation; or (iii) the sale, lease, exchange or other disposition of any portion of the Corporation’s properties or assets.

(b) In addition to the other obligations under this Section 6.3, the Corporation shall promptly (and in any event within two (2) Business Days after receipt thereof by the Corporation or its Representatives) advise Purchaser orally and in writing of any: (i) Acquisition Proposal, any request for information with respect to any Acquisition Proposal or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal; (ii) the material terms and conditions of such request, Acquisition Proposal or inquiry; and (iii) the identity of the Person making the same.

(c) The Corporation agrees that the rights and remedies for non-compliance with this Section 6.3 shall include having such provision specifically enforced by any court of competent equitable jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that monetary damages would not provide an adequate remedy for Purchaser.

6.4 Notice of Certain Events.

(a) From the date hereof until the Closing, Vendors’ Representative and the Corporation shall promptly notify Purchaser in writing of any:

(i) fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Corporation or any Vendor hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.2 to be satisfied;

(ii) notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) Actions commenced or threatened against, relating to or involving or otherwise affecting any Vendor or the Corporation that, if pending on the date of this Agreement, would have been required to have been disclosed under Section 3.20 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Purchaser’s receipt of information under this Section 6.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Corporation or any Vendor in this Agreement (including Section 7.2 and Section 9.1(c)) and shall not be deemed to amend or supplement the Corporation Disclosure Schedules or the Vendor Disclosure Schedules.

6.5 Resignations and Releases. The Corporation shall deliver to Purchaser written resignations and releases, effective as of the Closing Date, of all of the officers and directors (or equivalent) of the Corporation as set forth in Section 6.5 of the Corporation Disclosure Schedules.

6.6 Confidentiality. From and after the Closing, Vendors and the Corporation shall, and shall cause their Affiliates and Representatives to, hold in confidence any and all documents and information, whether written or oral, furnished by or on behalf of the other Parties in connection with the transactions contemplated hereby pursuant to the terms of the Non-Disclosure Agreement dated November 21, 2018 between Parent and the Corporation (the “Confidentiality Agreement”), the terms of which are herein incorporated by reference, which shall continue in full force and effect in accordance with its terms.

6.7 Personal Information Privacy. Purchaser shall at all times comply with all applicable Privacy Laws governing the protection of Personal Information with respect to Personal Information disclosed or otherwise provided to Purchaser by Vendors or the Corporation under this Agreement. Purchaser shall only collect, use or disclose such Personal Information for the purposes of investigating the Corporation and the Business as contemplated in this Agreement and completing the transactions contemplated in this Agreement. Purchaser shall safeguard all Personal Information collected from Vendors or the Corporation in a manner consistent with the degree of sensitivity of the Personal Information and maintain at all times the security and integrity of the Personal Information. Purchaser shall not make copies of the Personal Information or any excerpts thereof or in any way recreate the substance or contents of the Personal Information if the purchase of the Shares is not completed for any reason and shall return all Personal Information to Vendors or destroy such Personal Information at Vendor’s request.

6.8 Non-Competition; Non-Solicitation.

(a) For a period of two years commencing on the Closing Date (the “Restricted Period”), Chris Wiegand (the “Restricted Founder”) shall not, and shall not permit any of their Affiliates to, directly or indirectly: (i) engage in or assist others in engaging in a business that directly competes with the Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in a business that directly competes with the Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed before or after the date of this Agreement) between the Corporation and customers or suppliers of the Corporation. Notwithstanding the foregoing:

(i) the Restricted Founder may own, directly or indirectly, solely as an investment, securities of any Person traded on any stock exchange if such Restricted Founder is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person;

(ii) this Section 6.8(a) shall not restrict the Restricted Founder from acting as an employee, agent, representative, designer, consultant, advisor, manager, licensor, sublicensor, licensee or sublicensee of, for or to any business unit of any Person where such business unit does not carry on a business that directly competes with the Business in the Territory; and

(iii) nothing contained herein shall restrict the Restricted Founder from any general advertisements, posts or similar solicitations or activities not on behalf of any business that directly competes with the Business in the Territory.

(b) During the Restricted Period, Restricted Founder shall not, and shall not permit any of his Affiliates to, directly or indirectly, hire or solicit any Employee or encourage any Employee to leave his or her employment or hire any Employee who has left such employment, except pursuant to a general advertisements, posts or similar solicitations or activities that is not directed specifically to any such Employees; provided that nothing in this Section 6.8(b) shall prevent Restricted Founder or any of his Affiliates from hiring: (i) any Employee whose employment has been terminated by the Corporation or Purchaser; or (ii) after 180 days from the date of termination of employment, any Employee whose employment has been terminated by the Employee.

(c) During the Restricted Period, the Restricted Founder shall not, and shall not permit any of his Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Corporation or potential clients or customers of the Corporation for purposes of diverting their business or services from the Corporation; provided that nothing contained herein shall restrict the Restricted Founder from any general advertisements, posts or similar solicitations or activities not on behalf of any business that directly competes with the Business in the Territory.

(d) The Restricted Founder acknowledges that a breach or threatened breach of this Section 6.8 would give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that, in the event of a breach or a threatened breach by Restricted Founder of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an interim or permanent injunction, specific performance and any other relief that may be available from a court of competent equitable jurisdiction (without any requirement to post a bond or other security).

(e) The Restricted Founder acknowledge that the restrictions contained in this Section 6.8 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser’s entering into this Agreement and consummating the transactions contemplated by this Agreement. The covenants contained in this Section 6.8 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(f) The Parties hereto intend that the conditions set forth in section 56.4(7) of the Tax Act have been satisfied such that section 56.4(5) of the Tax Act applies to any “restrictive covenants” (as defined in section 56.4(1) of the Tax Act) granted by Restricted Founder under this Agreement with respect to the Business carried on by the Corporation (collectively, the “Restrictive Covenants”). Accordingly, the Parties hereto acknowledge and agree that: (i) no proceeds shall be received or receivable by the Restricted Founder for granting the Restrictive Covenants for purposes of section 56.4(7)(d) of the Tax Act; and (ii) the Restrictive Covenants are integral to this Agreement and have been granted to maintain or preserve the fair market value of the Shares.

6.9 Governmental Filings, Approvals and Consents.

(a) The Parties shall use their respective commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.5 of the Corporation Disclosure Schedules and Section 4.2 of the Vendor Disclosure Schedules.

(b) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Corporation is a party is not obtained on or prior to the Closing, Vendors’ Representative shall, subsequent to the Closing, cooperate with Purchaser in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Vendors’ Representative shall use its commercially reasonable efforts to provide the Corporation with the rights and benefits of the affected Contract for the term thereof and, if Vendors’ Representative provides such rights and benefits, the Corporation shall assume all obligations and burdens thereunder.

(c) Without limiting the generality of the Parties’ undertakings under Section 6.9(a) and Section 6.9(b), each of the Parties shall use commercially reasonable efforts to respond to any inquiries by any Governmental Authority regarding ICA with respect to the transactions contemplated by this Agreement or any agreement or document contemplated hereby/any Transaction Document.

6.10 Books and Records.

(a) To facilitate the resolution of any claims made against or incurred by the Corporation before the Closing, or for any other reasonable purpose, for a period of two (2) years after the Closing or such longer period during which the Purchaser may bring a claim against the Vendors pursuant to Article VIII hereunder, Purchaser shall:

(i) retain the Books and Records (including personnel files) of the Corporation relating to periods before the Closing in a manner reasonably consistent with the prior practices of the Corporation; and

(ii) upon reasonable notice, afford Vendors’ Representative reasonable access (including the right to make, at Vendors’ Representative’s expense, photocopies), during normal business hours, to the Books and Records.

(b) To facilitate the resolution of any claims made by or against or incurred by the Corporation after the Closing, or for any other reasonable purpose, for a period of two (2) years after the Closing, each Vendor shall:

(i) retain the Books and Records (including personnel files) of such Vendor which relate to the Corporation and their operations for periods before the Closing; and

(ii) upon reasonable notice, afford the Representatives of Purchaser, Parent or the Corporation reasonable access (including the right to make, at such Parties’ expense, photocopies), during normal business hours, to the Books and Records.

(c) Neither Purchaser nor Vendors shall be obligated to provide the other Party with access to any Books and Records (including personnel files) under this Section 6.10 where such access would violate any Law.

6.11 Benefit Plans and Employees. Purchaser shall not be responsible for Pre-Closing Benefit Liability or any Equity Compensation Plan Liability, and Vendors shall indemnify Purchaser for any and all Pre-Closing Benefit Liability and Equity Compensation Plan Liability under Section 8.2.

6.12 Tax Matters.

(a) On or before the statutory due date, Purchaser shall prepare in accordance with applicable Law and past practice of the Corporation, and shall cause the Corporation to file on a timely basis, all Tax Returns of the Corporation required by Law to be filed for any Pre-Closing Tax Period of the Corporation that are not required to be filed on or before the Closing Date. No later than 30 days prior to the deadline for filing any Tax Returns (including corresponding amended Tax Returns), Purchaser shall provide drafts of such Tax Returns to Vendors’ Representative and provide Vendors’ Representative with reasonable opportunity to review and comment on such drafts (provided that such review shall be completed no later than 15 days from the date of receipt of such Tax Returns). Purchaser shall consider in good faith changes to the Tax Returns as are requested by Vendors’ Representative. Purchaser shall provide Vendors’ Representative with the final copy of such Tax Returns (and any corresponding amended Tax Returns) to be filed by the Purchaser.

(b) The Parties shall inform each other of, and co-operate with each other in respect of, any audit inquiries with respect to any Tax Return involving the Corporation in respect of any Pre-Closing Tax Period.

(c) If Purchaser or the Corporation receives an assessment or reassessment (each, an “Assessment”) from any Governmental Authority in respect of any Tax Return in respect of any Pre-Closing Tax Period, Purchaser shall deliver or cause to be delivered to Vendors’ Representative a copy of the Assessment within 30 days of receiving the Assessment, provided that failure to do so shall not affect the indemnification provided hereunder except only to the extent that Vendors shall have been actually prejudiced as a result of such failure. The Parties shall co-operate in responding to or contesting any Assessment.

(d) Purchaser shall bear the fees in connection with the preparation and filing of Tax Returns pursuant to Section 6.12(a).

6.13 Closing Conditions. During the Interim Period, each Party hereto shall, and the Corporation shall cause the Corporation to, use its reasonably efforts to take such actions as are necessary to expeditiously satisfy the Closing conditions set forth in Article VII.

6.14 Public Announcements. Any public announcement, press release or similar publicity with respect to this Agreement or the transactions contemplated hereby shall be issued, if at all, solely by Purchaser or Parent, at such time and in such manner as Purchaser or Parent determines, provided that it is understood and agreed that the Parties shall consult with each other in good faith regarding the content and form of any press release or other announcement or disclosure to be made by Purchaser or Parent relating to the transactions contemplated hereby; provided, however, that Vendors that are not individuals may disclose information subject to the confidentiality provisions of Section 6.6 and this Section 6.14 solely to the extent that their reporting obligations to their investors require such disclosures, provided that (i) such disclosures will contain no more information subject to the confidentiality provisions of Section 6.6 and this Section 6.14 than is required to be disclosed pursuant to the terms of contracts entered into prior to the date of this Agreement or otherwise consistent with investment performance reporting practices in the ordinary course of the business and operations of such investors, (ii) the recipient of such disclosures will be notified contemporaneously of the confidential nature of such information and is bound by contractual or professional confidentiality obligations with respect thereto, and (iii) the name of Parent and Purchaser shall not be provided prior to the public announcement of the transaction by Parent.

6.15 Proxy Statement. If required by Nasdaq Listing Rules, including, but not limited to Listing Rule 5635, as promptly as practicable after the date hereof, and in consultation with Vendors’ Representative, Parent shall prepare and file with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) calling a special meeting of Parent’s stockholders (the “Stockholder Meeting”) in accordance with its certificate of incorporation and bylaws seeking the approval of the Parent’s stockholders for the transactions contemplated by this Agreement and the other Transaction Documents, and the Corporation and the Vendors’ Representation shall use their commercially reasonable efforts to obtain and furnish to Parent any financial and other information about the Corporation required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be included in the Proxy Statement all in accordance with and as required by Parent’s certificate of incorporation and bylaws, applicable Law and any applicable rules and regulations of the SEC and Nasdaq. In connection with the Proxy Statement, Parent will also file with the SEC all financial and other information about Parent, the Corporation and the transactions contemplated by this Agreement and the other Transaction Documents in accordance with applicable proxy solicitation rules set forth in Parent’s certificate of incorporation and bylaws, applicable law and any applicable rules and regulations of the SEC and Nasdaq (such Proxy Statement, together with any additional soliciting materials, supplements, amendments and/or exhibits thereto, the “Proxy Documents”). Except with respect to the financial and other information provided by or on behalf of the Corporation for inclusion in the Proxy Documents, Parent shall ensure that, when filed, the Proxy Statement and other Proxy Documents will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Parent shall cause the Proxy Documents to be disseminated as promptly as practicable after receiving clearance from the SEC to Parent’s equity holders as and to the extent such dissemination is required by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”). Subject to any information provided for inclusion therein by the Corporation, Parent shall cause the Proxy Documents to comply in all material respects with the Federal Securities Laws. Parent shall provide copies of the proposed forms of the Proxy Documents (including, in each case, any amendments or supplements thereto) to the Corporation such that the Corporation and its Representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such material and comment thereon prior to such dissemination or filing, and Parent shall reasonably consider in good faith any comments of the Corporation and its Representatives. Parent shall respond promptly to any comments of the SEC or its staff with respect to the Proxy Documents and promptly correct any information provided by it for use in the Proxy Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Federal Securities Laws. Parent shall amend or supplement the Proxy Documents and cause the Proxy Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Parent stockholders, in each case as and to the extent required by the Federal Securities Laws and subject to the terms and conditions of this Agreement and Parent’s certificate of incorporation and bylaws. Parent shall provide the Corporation and its Representatives with copies of any written comments, and shall inform them of any material oral comments, that Parent or any of its Representatives receive from the SEC or its staff with respect to the Proxy Documents promptly after the receipt of such comments and shall give the Corporation a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments. As promptly as reasonably practicable after the Proxy Statement has “cleared” comments from the SEC, Parent shall cause the definitive Proxy Statement to be filed with the SEC and disseminated to Parent stockholders, and shall duly call, give notice of, convene and hold the Stockholder Meeting. On or before July 15, 2019, Parent shall advise the Corporation in writing if Parent Stockholder Approval and/or a Stockholder Meeting is required pursuant to this Agreement.

6.16 Further Assurances. Prior to the Closing, each party shall use its commercially reasonable efforts to obtain any consents of third Persons as may be necessary for the consummation of the transactions contemplated hereby by such party or required as a result of the execution, performance or consummation of the transactions contemplated by this Agreement or the other Transaction Documents hereby by such party, and the other party shall provide reasonable cooperation in connection with such efforts. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. The Parties hereto agree to act honestly and in good faith in the performance of their respective obligations hereunder.

6.17 Termination of Equity Compensation Plan. Prior to the Closing, the Corporation shall adopt such resolutions and take such other actions (in form and substance reasonably satisfactory to Purchaser), as shall be necessary to terminate the Equity Compensation Plan, effective as of immediately prior to the Closing.

6.18 Corporation Financial Statement Audit. The Corporation shall cause its accountants to audit the Financial Statements for the years ended December 31, 2017 and 2018, and review the Interim Financial Statements, in a timely manner with a target completion date for the audit as of July 15, 2019 as required under Federal Securities Laws. Any fees incurred in the audit shall be paid by the Purchaser.

6.19 Registration Statement.  Parent shall:

(a) file on or before the thirtieth (30th) day from the Closing Date (the “Filing Date”), an “evergreen” shelf registration statement on Form S-1 or Form S-3 pursuant to Rule 415 under the Securities Act (or any successor provisions), providing for an offering to be made on a continuous basis of the Parent Shares issued pursuant to this Agreement (the “Registration Statement”);

(b) use best efforts to cause the Registration Statement to become effective no later than the date that is 30 days after the Filing Date, and in any event as soon as practicable after such filing;

(c) use best efforts to maintain in effect, supplement and amend, if necessary, the Registration Statement, as required by the instructions applicable to such registration form or by the Securities Act, for a period of one (1) year after it becomes effective;

(d) furnish, upon request, to the holders of the Parent Shares to which the Registration Statement relates copies of any supplement or amendment to such Shelf Registration prior to such supplement or amendment being used and/or filed with the SEC;

(e) pay all registration expenses in connection with the Registration Statement, whether or not it becomes effective, and whether all, some or none of the Parent Shares to which it relates are sold pursuant to it; and

(f) if, after the Registration Statement has become effective, it is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or authority, Parent shall use its commercially reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any preliminary prospectus and, if any such order is issued, to obtain the withdrawal of any such order at the earliest possible moment.

6.20 Legend. Unless registered pursuant to an effective Registration Statement (or other registration statement) the Parent Shares, shall bear the following restrictive legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR THE AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

Parent shall take any and all steps as may be required (including, without limitation, providing such legal opinions for the benefit of its stock transfer agent as may be required) in order to direct its stock transfer agent to remove such legend on certificates representing the Parent Shares effective as of 5:00 pm (Nevada time) on that date (the “Restricted Period Termination Date”) that is six (6) months after the Closing Date or earlier if registered pursuant to an effective Registration Statement (or other registration statement), after which any trade of the Parent Shares by the holders thereof shall be exempt from the prospectus and registration requirements of applicable securities laws.

6.21 Continued Listing of Shares. Following the Closing, Parent will use commercially reasonable efforts to maintain the listing of the Parent Common Stock on a national securities exchange or, if the Parent is no longer eligible to maintain such listing, it will take commercially reasonable efforts to make the Parent Common Stock available for quotation and trading on the over-the-counter markets.

6.22 Financing. Purchaser and Parent shall use commercially reasonable efforts to consummate the Financing and have, as of the Closing Date, sufficient funds on hand to pay the Estimated Cash Closing Amount hereunder and consummate the transactions contemplated by this Agreement and the other Transaction Documents.

6.23 Adoption Agreements. During the Interim Period, the Vendors’ Representative shall use commercially reasonable efforts to obtain executed copies of the Adoption Agreements from each Vendor, including (subject to and conditional upon the delivery of such consents as may be required to be obtained thereunder from the Vendors and/or the Corporation) the use of drag along rights set out in the Shareholders’ Agreement.

Article VII
CONDITIONS TO CLOSING

7.1 Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or before the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following the completion thereof.

(b) Each Party shall have received all consents, authorizations, orders and approvals required to be obtained by it from the Governmental Authorities referred to in Section 3.5 of the Corporation Disclosure Schedules and Section 4.2 of the Vendor Disclosure Schedules, in each case, in form and substance reasonably satisfactory to the respective Parties, and no such consent, authorization, order and approval shall have been revoked.

(c) No Action shall have been commenced against any Party hereto that would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) The Purchaser shall have closed the Financing.

(e) The Parent Shares shall have been approved for listing on Nasdaq, subject only to official notice of issuance, and if required by applicable Nasdaq listing rules, the Parent Stockholder Approval shall have been received.

7.2 Conditions to Obligations of Purchaser and Parent. The obligations of Purchaser and Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Purchaser’s and Parent’s waiver, at or before the Closing, of each of the following conditions:

(a) The representations and warranties of each Vendor and the Corporation contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Each Vendor shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by them before or on the Closing Date, including the certificate of the Chief Financial Officer of the Corporation that the Estimated Closing Statement was prepared in accordance with this Agreement, including the Working Capital Principles required under Section 2.5(a)(i); provided that, with respect to agreements, covenants and conditions that are qualified by materiality, each Vendor shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) From the date of this Agreement, there shall not have occurred any Material Adverse Effect in respect of the Corporation, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect in respect of the Corporation.

(d) The Corporation or Vendors’ Representative, as applicable, shall have delivered, or caused to be delivered, at or before the Closing to Purchaser each item set forth in this Section 7.2(d):

(i) True and complete copies of the Transaction Documents (other than this Agreement), duly executed by the Parties thereto.

(ii) All approvals, consents and waivers that are listed in Section 3.5 of the Corporation Disclosure Schedules and Section 4.2 of the Vendor Disclosure Schedules, and executed counterparts thereof, including Vendor Adoption Agreements from each of the Vendors.

(iii) A certificate of an officer or director of the Corporation certifying that the representations and warranties of the Corporation contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall have been true and correct in all material respects (except for those representations and warranties that are qualified by materiality, in which case such representations and warranties shall have been true and correct) as of the date hereof and shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality, in which case such representations and warranties shall be true and correct) as at the Closing Date with the same effect as if made on and as of the Closing Date (except as contemplated or permitted by this Agreement and except as those representations and warranties may be affected by events or transactions: (i) resulting from the entering of this Agreement; (ii) that would not have a Material Adverse Effect and arise in the Ordinary Course of the Business; or (iii) approved in writing by the Purchaser).

(iv) A certificate of the Vendors’ Representative certifying that (A) the representations and warranties of each Vendor contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall have been true and correct in all material respects (except for those representations and warranties that are qualified by materiality, in which case such representations and warranties shall have been true and correct) as of the date hereof and shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality, in which case such representations and warranties shall be true and correct) as at the Closing Date with the same effect as if made on and as of the Closing Date (except as contemplated or permitted by this Agreement and except as those representations and warranties may be affected by events or transactions: (i) resulting from the entering of this Agreement; (ii) that would not have a Material Adverse Effect and arise in the Ordinary Course of the Business; or (iii) approved in writing by the Purchaser), and (B) each Vendor has duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by them before or on the date hereof and as of the Closing Date; provided that, with respect to agreements, covenants and conditions that are qualified by materiality, each Vendor has performed such agreements, covenants and conditions, as so qualified, in all respects.

(v) A certificate of an officer or director of the Corporation, certifying that attached thereto are true and complete copies of all resolutions of the board of directors of the Corporation authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(vi) A certificate, dated the Closing Date and signed by a duly authorized officer of the Corporation and Vendors’ Representative that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) has been satisfied.

(vii) A certificate of the Secretary (or equivalent officer) of the Corporation certifying the names and signatures of the officers of the Corporation authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(viii) A copy of the constating documents and by-laws (or equivalent) of the Corporation, amended to create the Series 3 Preferred Share class.

(ix) The Closing Date Capitalization Table, the securities register of the Shares, the Series 1 Preferred Shares, the Series 2 Preferred Shares and the Series 3 Preferred Shares, and the Allocation Schedule.

(x) All share certificates representing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by forms of share transfers or other instruments of transfer duly executed in blank.

(xi) Evidence satisfactory to Purchaser of the termination of the Equity Compensation Plan, with evidence of any Options that were cancelled or exercised during the Interim Period and receipts from any holders of Options that received any of the Option Payout.

(xii) Evidence satisfactory to Purchaser of the termination of the Shareholders’ Agreement, with releases and waivers for any prior breaches.

(xiii) Payout or discharge letters, substantially in the form attached as Exhibit C, from each creditor with an interest in the Indebtedness, including any related release or liens to be discharged on the Closing Date.

(xiv) Evidence of the release and discharge of all Encumbrances affecting any of the Assets, other than the Permitted Encumbrances.

(xv) A certificate of good standing for the Corporation from the Registrar appointed under the Canada Business Corporations Act.

(xvi) Resignations of the directors and officers of the Corporation in accordance with Section 6.5.

(xvii) A release in favor of the Corporation, Purchaser and Parent, substantially in the form attached hereto as Exhibit B executed by each Vendor and each resigning director or officer pursuant to Section 6.5 and each other Person listed in Section 7.2(d)(xvii) of the Corporation Disclosure Schedules.

(xviii) Original share registers, share transfer ledgers, minute books and corporate seals (if any) of the Corporation.

(xix) All other Books and Records.

(xx) A certificate of an officer or director of the Corporation, certifying that attached thereto are true and complete copies of audited Financial Statements of the Corporation, pursuant to Section 6.18.

(xxi) A termination letter with respect to any agreement with any broker, finder or investment banker effective as of the Closing Date.

(xxii) Such other documents or instruments as Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

7.3 Conditions to Obligations of Vendors. The obligations of Vendors to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Vendors’ Representative’s waiver, at or before the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Purchaser set out in Section 5.1 and Section 5.3, the representations and warranties of Purchaser contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Purchaser set out in Section 5.1 and Section 5.3 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Purchaser and Parent shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by them before or on the Closing Date.

(c) From the date of this Agreement, there shall not have occurred any Material Adverse Effect in respect of the Parent, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect in respect of the Parent.

(d) Purchaser shall have delivered, or caused to be delivered, to Vendors’ Representative each item set forth in this Section 7.3(d):

(i) The Estimated Cash Closing Amount, to be paid by wire transfer of immediately available funds to the Vendor Accounts, as further set forth in Section 2.4(a) of the Corporation Disclosure Schedules.

(ii) The Purchaser Loan, to be paid by wire transfer of immediately available funds to accounts designated in writing by the Corporation, with Indebtedness paid pursuant to Section 3.38 of the Corporation Disclosure Schedules and any audit fees associated with the Financial Statements as instructed by the Corporation.

(iii) True and complete copies of the Transaction Documents (other than this Agreement), executed by the Parties thereto.

(iv) A certificate of the Secretary (or equivalent officer) of Purchaser certifying that (A) the representations and warranties of Purchaser and the Parent contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall have been true and correct in all material respects (except for those representations and warranties that are qualified by materiality, in which case such representations and warranties shall have been true and correct) as of the date hereof and shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality, in which case such representations and warranties shall be true and correct) as at the Closing Date with the same effect as if made on and as of the Closing Date (except as contemplated or permitted by this Agreement and except as those representations and warranties may be affected by events or transactions: (i) resulting from the entering of this Agreement; (ii) that would not have a Material Adverse Effect and arise in the Ordinary Course of the Business; or (iii) approved in writing by the Purchaser), and (B) Purchaser and Parent have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by them before or on the date hereof.

(v) A certificate of the Secretary of each of Purchaser and Parent certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Purchaser and Parent, respectively, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(vi) A certificate of the Secretary (or equivalent officer) of each of Purchaser and Parent certifying the names and signatures of the officers of Purchaser and Parent, respectively, authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(vii) A certificate, dated the Closing Date and signed by a duly authorized officer of Purchaser, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) has been satisfied.

(viii) A certificate of the Secretary (or equivalent officer) of each of Purchaser and Parent certifying the names and signatures of the officers of Purchaser and Parent, respectively, authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(ix) A duly executed and delivered employment agreement between the Corporation, the Parent or Purchaser and Chris Wiegand.

(x) Such other documents or instruments as Vendors’ Representative reasonably requests and as reasonably necessary to consummate the transactions contemplated by this Agreement.

Article VIII
INDEMNIFICATION

8.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties set out herein and the indemnification obligations relating thereto shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date; provided that the Fundamental Representations except those in Section 3.25 (Taxes) and the indemnification obligations relating thereto, shall survive the Closing and continue in full force and effect until 90 days following the expiration of the statute of limitations or prescription applicable to the matters covered thereby and provided that the Fundamental Representations in Section 3.25 (Taxes) and the indemnification obligations relating thereto (including the indemnification obligations set forth in Section 8.2(f) below) shall survive the Closing and continue in full force and effect until 180 days following the expiration of the period, if any, during which an assessment, reassessment or other form of recognized document assessing liability for Taxes under applicable Tax legislation in respect of any taxation year to which those representations and warranties extend could be issued under that Tax legislation to any Vendor, provided such Vendor did not file any waiver or other document extending that period and provided that the special indemnification provision set forth in Section 8.2(e) shall survive Closing and continue in full force and effect until that date that is thirty (30) months from the date hereof. All covenants and agreements of the Parties set out herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party before the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved or the expiry of the limitation period under applicable Law, whichever is sooner.

8.2 Indemnification by Vendors. Subject to the other terms and conditions of this Article VIII, each Vendor shall severally, and not joint and severally, in accordance with such Vendor’s Pro Rata Portion, indemnify and defend each of Purchaser and Parent and each of their Affiliates (including the Corporation post-Closing) and their respective Representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Corporation contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Corporation under this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which shall be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Corporation prior to Closing under this Agreement;

(c) any inaccuracy in or breach of any of the representations or warranties of such Vendor contained in this Agreement or in any certificate or instrument delivered by or on behalf of such Vendor under this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which shall be determined with reference to such specified date);

(d) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Vendor under this Agreement;

(e) any breach or non-compliance with any Privacy Law prior to the Closing;

(f) any Pre-Closing Taxes not included in the calculation of Net Working Capital;

(g) any fees or costs associated with or resulting from the Corporation’s and/or any Vendors’ exercise of the drag-along rights set forth in section 5.5 of the Shareholders’ Agreement in respect of any shareholder that does not duly execute and deliver an Adoption Agreement and a form of release in accordance with the terms and conditions of this Agreement, including any Actions commenced by any such shareholder of the Corporation against the Corporation, Purchaser or Parent.

8.3 Indemnification by Purchaser. Subject to the other terms and conditions of this Article VIII, Purchaser shall indemnify and defend Vendors and their Affiliates and their respective Representatives (collectively, the “Vendor Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Vendor Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of Purchaser under this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which shall be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser under this Agreement.

8.4 Certain Limitations. The indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following limitations:

(a) Vendors shall not be liable to the Purchaser Indemnitees for indemnification under Section 8.2(a), Section 8.2(c), Section 8.2(e), Section 8.2(f) and Section 8.2(g) until the aggregate amount of all Losses in respect of indemnification under such sections exceeds $25,000 (the “Basket”), in which event Vendors shall be required to pay or be liable for all such Losses from the first dollar, subject to the other limitations set forth in this Section 8.4.

(b) Such Vendor’s indemnification obligations under this Article VIII shall be several, and not joint and several, and no Vendor shall be liable for any amount in excess of:

(i) in respect of an indemnification claims made under Section 8.2(a) (other than with respect to Fundamental Representations), the lesser of such Vendor’s Pro Rata Portion of all such Losses and an amount, in the aggregate, equal to 20% of the Purchase Price actually paid to and received by the Vendor, determined (in the case of the Parent Shares) in accordance with Section 8.4(c) below;

(ii) in respect of an indemnification claims made under Section 8.2(a) (with respect to Fundamental Representations), Section 8.2(b), Section 8.2(e), Section 8.2(f) or Section 8.2(g) or for fraud, the lesser of such Vendor’s Pro Rata Portion of all such Losses and an amount, in the aggregate, equal to the Purchase Price actually paid to and received by the Vendor, determined (in the case of the Parent Shares) in accordance with Section 8.4(c) below;

(iii) in respect of an indemnification claim made under Section 8.2(c) or Section 8.2(d) in respect of such Vendor, the aggregate amount of the Purchase Price payable to the Vendor, determined (in the case of the Parent Shares) in accordance with Section 8.4(c) below; and

(iv) no Vendor shall be liable for any other Vendor’s indemnification obligations under Section 8.2(c) or Section 8.2(d) in respect of such other Vendor, or for any other Vendor’s fraud.

(c) For purposes of determining a Vendor’s liability caps set forth in Section 8.4(b) above, the Parent Shares issued to the Vendor pursuant to this Agreement shall be deemed to a value per share equal to the Parent Share Price. Any Losses in respect of indemnification that the Vendor’s are required to pay shall be paid first, to the extent available, by Holdback Shares (the value of the Holdback Shares determined in accordance with the Deemed Value set out below). If any additional payments are required, a Vendor shall have the right, but not the obligation, to settle any outstanding claims for Losses by forfeiting Parent Shares for cancellation by Parent. The value of the Parent Shares used for purposes of determining the number of Parent Shares to be used to satisfy claims for Losses due and owing pursuant to this Article VIII (the “Deemed Value”) shall be the greater of: (i) the Parent Share Price, and (ii) the volume weighted average closing price of one share of Parent Common Stock as reported by Nasdaq for the twenty (20) consecutive trading days ending on the trading day immediately preceding the date on which a claim for Losses is made (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events), rounded to the nearest 0.0001 (with amounts 0.00005 and above rounded up). Within ten (10) days of the date of the final determination or settlement of a claim for Losses, the applicable Vendor shall either pay all amounts payable by such Vendor in respect of such Losses in immediately available funds or shall cause the Vendor Representative to communicate in writing to the Purchaser the extent to which the Vendor wishes to settle the amount of such Losses owing by it pursuant to this Section 8.4(c). The aggregate purchase price of each tranche of Parent Shares forfeited for cancellation by a Vendor pursuant to the foregoing shall be $1.00. The balance of any Losses finally determined or agreed to be owing by a Vendor shall be paid in immediately available funds.

(d) Notwithstanding the foregoing, the maximum aggregate amount for which Parent and Purchaser will be required to indemnify Vendors in respect of any and all Losses for which Parent or Purchaser shall be liable under Section 8.3 shall not exceed the value of the Purchase Price, provided that the value associated with the Parent Shares in determining the Purchase Price is the Parent Share Price multiplied by the number of Parent Shares issued to the Vendors.

(e) For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(f) In calculating the amount of any Losses, the proceeds actually received by a Purchaser Indemnitee or any of its affiliates under any insurance policy maintained and paid for by the Corporation prior to Closing shall be deducted from such Losses.

(g) In calculating the amount of any Losses, there shall be taken into account in determining the Purchaser’s damages and losses any tax benefits which are received by the Purchaser and that are directly attributable to such Losses.

(h) If a Purchaser Indemnitee or any of its affiliates recovers an amount from a third party in respect of Losses that are the subject of indemnification hereunder after all or a portion of such Losses have been paid pursuant hereto, the Purchaser Indemnitee shall promptly remit to the applicable Vendor(s) the amount recovered from the third party, up to a maximum amount equal to the amount paid by such Vendor(s) pursuant hereto, less any and all costs or expenses incurred by the Purchaser Indemnitee in connection with securing or obtaining such amount from the third party.

(i) No Purchaser Indemnitee shall be entitled to double recovery for any adjustments to consideration provided for hereunder or Losses even though such Losses may have resulted from the breach of one or more representations, warranties or covenants in this Agreement.

(j) Nothing in this Agreement shall in any way restrict, limit or expand the general obligation in accordance with applicable Law of a Purchaser Indemnitee to mitigate any Losses which it may suffer or incur by reason of the breach by any Vendor of any representation, warranty or covenant under this Agreement.

(k) Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge and agree that Losses shall not include any special, consequential, or punitive damages (including damages for loss of profits), other than to the extent paid to a third party in connection with any Loss.

(l) Each limitation set forth herein may be read and construed together, and is not exclusive of any other limitation set forth herein.

8.5 Indemnification Procedures. The Party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, include copies of all material written evidence thereof and indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided that, if the Indemnifying Party is a Vendor, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that: (i) is asserted directly by or on behalf of a Person that is a supplier or customer of the Corporation; or (ii) seeks an injunction or other equitable relief against the Indemnified Party. If the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counter-claims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim, provided that the Indemnified Party must still prove such Losses against the Indemnifying Party. Vendors and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.6) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume the defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense under Section 8.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Corporation’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

8.6 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable under this Article VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

8.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

8.8 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any such inaccurate representation or warranty.

8.9 Exclusive Remedies. Subject to Section 6.8 and Section 10.12, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be under the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except under the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraudulent, criminal or willful misconduct.

Article IX
TERMINATION

9.1 Termination. This Agreement may be terminated at any time before the Closing:

(a) By the mutual written consent of Vendors and Purchaser.

(b) By either the Corporation or the Purchaser, if the Closing has not occurred (for any reason) on or before August 30, 2019.

(c) By Purchaser by written notice to Vendors’ Representative if:

(i) there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Corporation or any Vendor under this Agreement that would give rise to the failure of any of the conditions specified in Article VII; or

(ii) any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been, or if it becomes apparent that any of such conditions shall not be or cannot be, fulfilled, satisfied or waived by the Closing Date.

(d) By Vendors, by written notice to Purchaser from Vendors’ Representative if:

(i) neither the Corporation nor any Vendor is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser or Parent under this Agreement that would give rise to the failure of any of the conditions specified in Article VII; or

(ii) any of the conditions set forth in Section 7.1 or Section 7.3 shall not have been, or if it becomes apparent that any of such conditions shall not or cannot be, fulfilled, satisfied or waived by the Closing Date, unless such failure shall be due to the failure of any Vendor or the Corporation to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it before the Closing Date.

(e) By Purchaser or Vendors if:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

9.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith have no further force or effect and there shall be no liability on the part of any Party hereto except:

(a) this Article IX and Article X; and

(b) that nothing herein shall relieve any Party hereto from liability for any willful breach of any provision hereof.

Article X
MISCELLANEOUS

10.1 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees, disbursements and charges of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred. For clarity, fees for any directors’ and officers’ liability insurance “tail” coverage relating to the Corporation shall be the responsibility of the Vendors.

10.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.2):

If to the Corporation:

Jibestream Inc.

455 Dovercourt Rd., Suite 101

Toronto, Ontario M6H 2W3

Email: chris@jibestream.com

Attn: Chris Wiegand

With a copy (which shall not constitute notice) to:

LaBarge Weinstein LLP

515 Legget Drive, Suite 800

Ottawa, Ontario K2K 3G4

Email: js@lwlaw.com

Attn: James Smith

If to Vendors’ Representative:

Chris Wiegand

c/o Jibestream Inc.

455 Dovercourt Rd., Suite 101

Toronto, Ontario M6H 2W3

Email: chris@jibestream.com

Attn: Chris Wiegand

If to Purchaser or Parent:

Inpixon

2479 E. Bayshore Road, Suite 195

Palo Alto, CA 94303

Phone: 408-702-2167

Email: Nadir.Ali@Inpixon.com

Attn: Nadir Ali, CEO

With a copy (which shall not constitute notice) to:

Mitchell Silberberg & Knupp LLP

437 Madison Ave., 25th Floor

New York, NY 10022

Phone: 917-546-7707

Email: mxf@msk.com

Attn: Melanie Figueroa, Esq.

10.3 Computation of Time. In this Agreement, unless specified otherwise or the context otherwise requires:

(a) a reference to a period of days is deemed to begin on the first day after the event that started the period and to end at 5:00 p.m. on the last day of the period, but if the last day of the period does not fall on a Business Day, the period ends at 5:00 p.m. on the next succeeding Business Day;

(b) all references to specific dates mean 11:59 p.m. on the dates;

(c) all references to specific times are references to Pacific time; and

(d) with respect to the calculation of any period of time, references to “from” mean “from and excluding” and references to “to” or “until” mean “to and including”.

10.4 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

10.5 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.6 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

10.7 Entire Agreement. This Agreement, together with its Exhibits and Schedules, the Transaction Documents, the Confidentiality Agreement and the Exclusivity Agreement dated May 23, 2019 between Parent and the Corporation, constitute the entire agreement between the Parties with respect to the subject matters hereof and thereof and cancels and supersedes any prior understandings, agreements, negotiations and discussions between the Parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties other than as expressly set forth as described in this Agreement.

10.8 Successors and Assigns. This Agreement shall be binding upon and shall enure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided that, before the Closing Date, Purchaser may, without the prior written consent of any Vendor, assign all or any portion of its rights under this Agreement to any Affiliate of Parent. No assignment shall relieve the assigning Party of any of its obligations hereunder.

10.9 No Third-Party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Parent, the Purchaser and the Vendors’ Representative. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.11 Governing Law; Forum; Choice of Language.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the province of British Columbia and the federal Laws of Canada applicable therein.

(b) Any Action arising out of or based upon this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby may be brought in the courts of the province of British Columbia, and each Party irrevocably submits and agrees to attorn to the exclusive jurisdiction of that court in any such Action. The Parties irrevocably and unconditionally waive any objection to the venue of any Action or proceeding in that court and irrevocably waive and agree not to plead or claim in that court that such Action has been brought in an inconvenient forum.

(c) The Parties confirm that it is their express wish that this Agreement, as well as any other documents relating to this Agreement, including notices, schedules and authorizations, have been and shall be drawn up in the English language only. Les Parties aux présentes confirment leur volonté expresse que cette convention, de même que tous les documents s’y rattachant, y compris tous avis, annexes et autorisations s’y rattachant, soient rédigés en langue anglaise seulement.

10.12 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

10.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PURCHASER:

Inpixon Canada, Inc.

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title:	Chief Executive Officer

PARENT:

Inpixon

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title:	Chief Executive Officer

The Corporation:

Jibestream Inc.

By:	/s/ Chris Wiegand
Name:	Chris Wiegand
Title:	Chief Executive Officer

VENDORS’ Representative:

/s/ Chris Wiegand
Chris Wiegand

Exhibit A
VENDORS AND PURCHASE PRICE ALLOCATION

(omitted)

Exhibit B
FORM OF RELEASE

(omitted)

Exhibit C
FORM OF PAYOFF LETTER

(omitted)

Exhibit D
PARENT NASDAQ LISTING

(omitted)